EXHIBIT 1

INVESTMENT AGREEMENT

dated as of

October 24, 2005

between

BANCO SANTANDER CENTRAL HISPANO, S.A.

and

SOVEREIGN BANCORP, INC.

ARTICLE 11
SURVIVAL

Section 11.01.	Survival	73

ARTICLE 12
TERMINATION

Section 12.01.	Grounds for Termination	73
Section 12.02.	Effect of Termination	75

ARTICLE 13
MISCELLANEOUS

Section 13.01.	Notices	75
Section 13.02.	Amendments and Waivers	76
Section 13.03.	Disclosure Schedule References	77
Section 13.04.	Expenses	77
Section 13.05.	Successors and Assigns	77
Section 13.06.	Governing Law	77
Section 13.07.	Jurisdiction	77
Section 13.08.	WAIVER OF JURY TRIAL	78
Section 13.09.	Counterparts; Effectiveness; Third-Party Beneficiaries	78
Section 13.10.	Entire Agreement	78
Section 13.11.	Severability	78
Section 13.12.	Specific Performance	78
Section 13.13.	Immaterial Breaches	79
Exhibit A	Form of Voting Trust Agreement

INVESTMENT AGREEMENT

     AGREEMENT (this “Agreement”) dated as of October 24, 2005 between Banco Santander Central Hispano, S.A., a Spanish sociedad anónima (“Buyer”), and Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”).

W I T N E S S E T H:

     WHEREAS, the Company desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from the Company, upon the terms and subject to the conditions hereinafter set forth;

     The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     “Acquisition Proposal” means any offer, proposal or inquiry relating to, or any indication of interest by any Person or Group in (A) any acquisition or purchase, direct or indirect, of all or substantially all of the assets of the Company or any Material Subsidiary or over 25% of any class of equity or voting securities of the Company or any Material Subsidiary, (B) any tender offer by any Person or Group (other than the Company) or exchange offer that, if consummated, would result in such Person or Group beneficially owning 25% or more of any class of equity or voting securities of the Company or any Material Subsidiary, (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Subsidiary, or (D) any proposition to nominate or elect as directors of the Company Persons other than those proposed by the Board or the Nominating Committee thereof, the effect of which, if approved by the Company’s shareholders, would cause a majority of the members of the Board to be Persons who are not (i) in the case of any Acquisition Proposal made prior to the Closing, directors of the Company as of the date hereof or (ii) in the case of any Acquisition Proposal made after the Closing Date, Persons who are directors of the Company after giving effect to Section 8.11(a) or successors to such directors who have been nominated by the Company or its Nominating Committee or elected by the Board to fill a vacancy in the Board; provided that, (i) a Surviving Company Merger shall not constitute an Acquisition Proposal and (ii) for purposes of Article 8, actions and transactions described in clauses (A) through (D) above will not constitute an Acquisition Proposal until such time as the Person or Group taking such actions or engaging in such transactions, or proposing to do so, shall have made a reasonably specific bona fide offer or proposal (and not simply an inquiry as to whether the Company or its Subsidiaries would be interested in discussing a possible Acquisition Transaction, whether made publicly or privately and whether made orally or in writing).

     “Additional Shares” means any shares of Voting Securities purchased by Buyer pursuant to Section 2.03 or Section 2.04.

     “Affiliate” means, with respect to any Person at any time, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of such time; provided that, (i) prior to Closing, Independence will not be deemed to be an Affiliate of the Company and effective as of the Closing, Independence will be deemed to be an Affiliate of the Company, (ii) the Voting Trustee (solely in its capacity as the Trustee under the Voting Trust Agreement) will be deemed to be an Affiliate of Buyer, and (iii) neither the Company nor its Subsidiaries shall be deemed to be an Affiliate of Buyer prior to the consummation of a 100% Acquisition Proposal by Buyer.

     “Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     “Balance Sheet Date” means December 31, 2004.

     “Bank” means Sovereign Bank.

     “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will Buyer or any of its Affiliates be deemed to

Beneficially Own any securities which it has the right to acquire pursuant to this Agreement unless, and then only to the extent that, Buyer or such Affiliate shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member. Notwithstanding the foregoing, securities Beneficially Owned by Buyer and its Affiliates shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by Buyer and its Subsidiaries in trust for the benefit of persons other than Buyer and its Affiliates, managed, brokerage, custodial, nominee or other customer accounts; in mutual funds, open-or closed-end investment funds or other pooled investment vehicles sponsored, managed and/or advised or subadvised by Buyer or its Affiliates; or by Affiliates of Buyer (or any division thereof) which are broker-dealers or otherwise engaged in the securities business, provided that in each case, such securities were acquired in the ordinary course of business of their respective banking, investment management and securities business and not with the intent or purpose on the part of Buyer or its Affiliates of influencing control of the Company or avoiding the provisions of this Agreement. The term “Beneficially Own” shall have a correlative meaning.

     “BHC Act” means the United States Bank Holding Company Act of 1956.

     “Board” means the Board of Directors of the Company.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain are authorized or required by Applicable Law to close.

     “Buyer Change in Control” means any Majority Board Change with respect to Buyer.

     “Buyer Disclosure Schedule” means a disclosure schedule delivered by Buyer to the Company pursuant to this Agreement.

     “Buyer Material Adverse Effect” means a “Material Adverse Effect” as defined in this Agreement but with respect to Buyer rather than the Company.

     “Bylaws” means the corporate bylaws of the Company as amended from time to time in accordance with the terms thereof, Applicable Law and this Agreement.

     “capital stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

     “Change in Control” means, with respect to any Person other than Buyer, (i) any acquisition or purchase, direct or indirect, by a third party, of 50% or more of the consolidated assets of such Person and its subsidiaries or over 50% of the voting securities of such Person or (ii) any Majority Board Change of such Person.

     “Charter” means the Articles of Incorporation of the Company as amended from time to time in accordance with the terms thereof and Applicable Law.

     “Closing Date” means the date of the Closing.

     “Code” means the U.S. Internal Revenue Code of 1986.

     “Common Stock” means the common stock of the Company.

     “Company Disclosure Schedule” means a disclosure schedule delivered by the Company to Buyer pursuant to this Agreement.

     “Company Financials” means (i) the audited consolidated financial statements of the Company as of December 31, 2004 (or, as of the Closing Date, as of December 31, 2005) and for the three years ended December 31, 2004 (or, as of the Closing Date, for the three years ending December 31, 2005), including the notes thereto, (ii) the unaudited interim consolidated financial statements of the Company as of each calendar quarter thereafter included in the Company SEC Documents filed by the Company, including the notes thereto.

     “Company Regulatory Reports” means the annual or quarterly reports, and accompanying schedules, of the Company, the Bank and, after the Closing, of Independence Community Bank, filed with the OTS, Federal Reserve Board, the New York Banking Department, or the FDIC since December 31, 2002.

     “Company Subsidiary” means (i) the Bank, (ii) any corporation or business trust or other entity, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by the Company, except any corporation the stock of which is held as security for loans made in the ordinary course of the lending activities of the Bank.

     “Competing Business” means a business (a) whose principal activities are those of (i) an FDIC-insured bank the principal business of which is that of a deposit-taking financial institution or branch-based commercial lending, (ii) non-bank lending, including consumer finance, (iii) mortgage brokerage, (iv) insurance agency, brokerage or service, and (v) asset or investment management and advice and (b) that has substantial operations in the Designated Area; provided that, none of the following shall constitute a “Competing Business”: (A)

any of the businesses referred to in clauses (ii), (iii), (iv) or (v) of this definition that have an equity value of more than $300 million, or (B) any business which would otherwise be a Competing Business but which constitutes part of the business of a U.S. or foreign financial institution and is not the primary business of such financial institution.

     “Convertible Rights” means warrants, options, rights, convertible securities and any other securities or instruments that obligate an entity to issue capital stock, including the PIERS Instruments and any options, stock appreciation rights or restricted stock granted under the Employee Plans.

     “Defensive Measure” means (i) any provision of the Charter or Bylaws the purpose or effect of which is, in whole or in part, to defer, delay or make more costly or burdensome, the consummation of an Acquisition Proposal involving the Company, including Articles 8, 11, 15, 16 and 17 of the Charter and Sections 4.03, 4.04, 10.01 and 11.01 of the Bylaws, (ii) any shareholder rights plan or “poison pill” including the Rights Agreement, (iii) any employment or severance agreement and any Employee Plan that provides for enhanced benefits to officers, directors or employees of the Company or any of its Subsidiaries or any acceleration of any such benefits in connection with the consummation of an Acquisition Proposal involving the Company or any of its Subsidiaries, including the Employee Agreements and the Employee Plans, (iv) any contract or agreement to which the Company is a party that imposes on the Company or any of its Subsidiaries a material cost, or deprives the Company or any of its Subsidiaries of a material asset or benefit, in either case, in connection with the consummation of an Acquisition Proposal involving the Company or any of its Subsidiaries, (v) any Applicable Law, the effect of which is to provide special rights, including economic and voting rights, in connection with the consummation of an Acquisition Proposal involving the Company or any of its Subsidiaries, including the Pennsylvania Law and (vi) any act by the Board, the Company or any of its Subsidiaries that is intended to have or has any of the effects described in clauses (i) through (iv) above.

     “Designated Area” means the states of Maine, Vermont, New Hampshire, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Ohio, Delaware, Maryland, West Virginia, Kentucky, Virginia and North Carolina and the District of Columbia.

     “Environmental Law” means any foreign, federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction requirement or restriction or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component, and/or (iii) employee health and safety matters.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “Exchange Act” means the Securities Exchange Act of 1934.

     “Exclusive Agreement” means a legally binding merger, acquisition or similar agreement relating to a 100% Acquisition Proposal pursuant to which the Board is prohibited from soliciting Acquisition Proposals, entertaining any Unsolicited Acquisition Proposals from Persons who are not a party to such agreement and not permitting the Company or the Board to terminate such agreement based on the receipt of any other Acquisition Proposal.

     “FDIA” means the Federal Deposit Insurance Act, as amended.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Reserve Board” means the Board of Government of the Federal Reserve System.

     “First Standstill Period” means the 24-month period commencing on the Closing Date.

     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     “Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

     “HOLA” means the Home Owners’ Loan Act of 1933.

     “Hostile Action” means (i) with respect to Voting Securities, any unsolicited offer, tender offer or other acquisition proposal or acquisition of

Voting Securities made without the prior consent or invitation of the Board, (ii) any initiation of or participation in any Proxy Solicitation against any action approved by a majority of the Unaffiliated Directors or for any action opposed by the Unaffiliated Directors, or (iii) a failure to vote in favor of the slate of Board nominees recommended by the Board at any time after the PA Law Termination Date; provided that Acquisition Proposals that Buyer is permitted to make under the terms of this Agreement shall not constitute Hostile Actions.

     “Independence” means Independence Community Bank Corp.

     “Independence Agreement” means the Agreement and Plan of Merger dated as of the date hereof by and among the Company, Independence and Iceland Acquisition Corp., as in effect on the date hereof.

     “Independence Transaction” means the transactions contemplated by the Independence Agreement.

     “Knowledge” of any Person that is not an individual means the actual knowledge of such Person’s officers after reasonable inquiry.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall also be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Majority Board Change” means as to any Person, any action, event, transaction or set of circumstances that results in a majority of the members of the board of directors of such Person being persons who were not members of such board of directors (the “Pre-existing Directors”) before such action, event, transaction or set of circumstances, or successors to such Pre-existing Directors who were nominated for election by such board of directors (or any Nominating Committee thereof) or elected by such board of directors to fill a vacancy in such board of directors.

     “Material Adverse Effect” shall mean, with respect to the Company, any material adverse effect on its business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect resulting from, or attributable to, (i) any change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation (or in any interpretation of the foregoing) or in GAAP or applicable regulatory accounting principles, which change affects banking institutions (or their holding companies) generally, (iii) changes in general economic or political conditions affecting banking institutions (or their holding companies) generally, (iv) this Agreement or the Independence Agreement, including the announcement of the transactions contemplated by this Agreement or of the Independence Transaction, (v) expenses (including legal fees, costs and expenses relating to any litigation) and costs arising as a result of the transactions contemplated by this Agreement or the Independence Agreement, (vi) actions or omissions of the Company or any of its Subsidiaries with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or by the Independence Agreement or otherwise required to be taken by the Company or any of its Subsidiaries hereunder or under the Independence Agreement or (vii) actions taken by Buyer or its Affiliates in breach of Buyer’s obligations hereunder; and provided further that, a decrease in the trading or market price of the Common Stock shall not be considered by itself and without regard to matters affecting the business, financial condition or results of operations of the Company or its Subsidiaries, to constitute a Material Adverse Effect.

     “Material Subsidiary” means any Subsidiary whose assets constitute more than 10% of the total consolidated assets of the Company and its Subsidiaries.

     “100% Acquisition Proposal” means any Acquisition Proposal, whether payable in cash, securities or a combination thereof, by any Person or Group to acquire Beneficial Ownership of 100% of the equity securities (including those issuable pursuant to Convertible Rights) of the Company that are not already Beneficially Owned by such Person or Group.

     “OTS” means the Office of Thrift Supervision.

     “Ownership Percentage” means, at any time, (a) with respect to Voting Securities Beneficially Owned by Buyer or its Affiliates, the quotient, expressed as a percentage, of (i) the Total Voting Power of all Voting Securities Beneficially Owned by Buyer and its Affiliates divided by (ii) the Total Voting Power of all Voting Securities then outstanding and (b) with respect to any Participating Preferred Stock, the greater of (x) the Ownership Percentage of the Voting Securities Beneficially Owned by Buyer and its Affiliates at such time and (y) the quotient, expressed as a percentage, of (A) the total number of Participating Preferred Shares owned by Buyer and its Affiliates at such time divided by (B) the total number of all shares of Participating Preferred Stock outstanding at such time; provided that, to the extent that the Ownership Percentage of Buyer or its Affiliates is reduced as a result of actions taken by the Company or the Company Subsidiaries or by holders of Convertible Rights and such Ownership has not been fully restored pursuant to Section 2.04 to the Ownership Percentage of Buyer or its Affiliates prior to such actions other than as a result of a failure by Buyer to exercise its rights thereunder, then for purposes of Sections 5.02(b), 6.02(b),

8.04, 8.09 and 8.11 and for purposes of the Registration Rights Agreement, Buyer’s Ownership Percentage shall be calculated without giving effect to the dilution in such Ownership Percentage arising out of such actions and before giving effect to any actions taken by Buyer or the Company pursuant to Section 2.04.

     “PA Law Termination Date” means the first date on which the Pennsylvania Law shall have become inapplicable to the transactions contemplated by this Agreement or inapplicable to the Company in accordance with Applicable Law and the Charter.

     “Participating Preferred Stock” means any preferred stock of the Company, whether or not Voting Securities, that has the right to participate together with the Common Stock in connection with distributions of dividends.

     “Pennsylvania Law” means Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. C.S. Sections 2541-2548.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

     “PIERS Instruments” means the Contingent Convertible Trust Preferred Income Equity Redeemable Securities issued by Sovereign Capital Trust IV.

     “Pre-closing Period” means the period commencing on the date hereof and ending on the Closing Date.

     “Prevailing Fair Market Value” means, (i) as to any securities (other than Publicly Traded Securities) or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s length negotiated transaction without time constraints, as determined by an internationally recognized investment banking firm selected by mutual agreement of Buyer and the Company, and (ii) with respect to Publicly Traded Securities, as of any date, the arithmetic average weighted by reference to the daily trading volume of the closing prices of such securities on their principal exchange or quotation system for the 20 consecutive trading days immediately preceding the applicable date of determination.

     “Proxy Solicitation” means any solicitation of proxies (as such words are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to the Exchange Act disregarding clause (iv) of Rule 14a-1(1)(2) and including exempt solicitations pursuant to Rule 14a-2(b)(1)).

     “Publicly Traded Securities” means any securities that are listed and regularly traded on a national securities exchange (including the New York Stock Exchange and the Madrid Stock Exchange) or quoted on the NASDAQ National Market or the NASDAQ Small Cap systems.

     “Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between Buyer and the Company.

     “Regulatory Approvals” means any approvals, consents, or waivers required by law from, or any filing with, the Bank of Spain, the Federal Reserve Board or any other Regulatory Authority and any change-in-control filings with any state insurance regulatory authority.

     “Regulatory Authority” means any banking agency or department of any foreign, U.S. federal or state government, including the OTS, the Federal Reserve Board, the FDIC or the respective staffs thereof.

     “Required Purchase” means any purchase by Buyer of Common Stock or other securities of the Company or any other capital contribution by Buyer as may be required by any laws or regulations applicable to bank or thrift holding companies or by any Governmental Authority, including any purchase or capitalization as may be required to maintain Buyer’s FHC status.

     “Rights” means the preferred share purchase rights of the Company issued pursuant to the Rights Agreement.

     “Rights Agreement” means the Second Amended and Restated Rights Agreement dated as of January 19, 2005, between the Company and Mellon Investor Services LLC, a New Jersey Limited Liability Company, as Rights Agent.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the United States Securities and Exchange Commission.

     “Second Standstill Period” means the 12-month period commencing on the day following the end of the First Standstill Period.

     “Securities Act” means the Securities Act of 1933.

     “Shares” means the Initial Shares, any shares of Common Stock acquired by Buyer pursuant to Section 2.03 or Section 2.04 and any such shares acquired as a result of a Required Purchase.

     “Standstill Period” means the period commencing on the date of this Agreement and ending on the Standstill Termination Date.

     “Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     “Substantial Competitor” means any deposit-taking financial institution that holds more than 50% of its aggregate U.S. deposits in the Designated Area.

     “Surviving Company Merger” means, at any time, any merger (including any reorganization, consolidation, share exchange or similar business combination) to which the Company is a party where (i) the then current chief executive officer of the Company remains as the sole chief executive officer of the surviving public corporation with a substantially similar role and responsibilities, (ii) the Company’s shareholders immediately prior to the effective date of such transaction own, after giving effect to such transaction, a majority of the Voting Securities, and (iii) there has not occurred, as a result of such transaction, a Majority Board Change of the Company as measured against the board of directors in office immediately prior to the such transaction.

     “Tax” means any tax, governmental fee, duty, charge, levy, impost or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee or as a result of any existing express or implied agreement or arrangement.

     “Third Party” means any Person other than Buyer, the Company and their respective Affiliates.

     “Third Standstill Period” means the 24-month period commencing on the first day following the end of the Second Standstill Period.

     “Total Voting Power” means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

     “Treasury Stock” means shares of Common Stock that are classified as treasury stock in accordance with GAAP.

     “Unaffiliated Directors” means the members of the Board other than those members who are Affiliates of Buyer.

     “Voting Securities” means (i) all the securities of the Company entitled, in the ordinary course, to vote in the election of Directors of the Company and (ii) all securities of the Company that are convertible into, exchangeable for, or otherwise entitle the holder thereof to receive or purchase, at any time, securities of the Company having such voting power including, without limitation, for purposes of this Agreement, the PIERS Instruments and (iii) any Shares held by the Voting Trustee (notwithstanding the fact that Buyer shall not have any voting rights with respect to Shares held by the Voting Trustee); provided that for purposes of determining, as of any time, the Voting Securities Beneficially Owned by any Person or Total Voting Power, the securities described in clause (ii) shall be taken into account only to the extent that such securities have been converted or exchanged or the holder thereof has received or purchased the securities having such voting power.

     “Voting Trust Agreement” means a Voting Trust Agreement substantially in the form of Exhibit A executed and delivered by Buyer and the Voting Trustee pursuant to Section 6.03.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal Notice	8.08(a)
Agreement	Preamble
Agreement Actions	8.03(iv)
Appraisal Price	8.06(d)
Appraisal Process	8.06(e)
Buyer	Preamble
Buyer Acquisition Transactions	5.05(a)
Buyer Deferral Period	8.07(d)
Buyer Trademarks	7.04
Capital Investments	6.04
Closing	2.02
Company	Preamble
Company Deferral Period	8.07(b)
Company Regulatory Agreement	3.25
Company Representatives	8.03
Company SEC Documents	3.08
Company Securities	3.02(b)
D&O Insurance	3.28
Defense Removal Actions	8.03(iii)
Derivatives Contract	3.22
e-mail	13.01
Employee Plans	3.15(a)
Equalized Percentage	2.04(c)
Fair Market Value of the Company	8.06(f)
FDIA Limitations	3.03
FHC status	5.07

Term	Section
First Appraiser	8.06(e)
First Purchase Notice	6.02(c)
First Purchase Period	6.02(b)
High Value	8.06(e)
Incumbent Directors	9.02(a)
Initial Buyer Percentage	2.01
Initial Shares	2.01
internal controls	3.08(f)
Low Value	8.06(e)
Majority of the Minority Vote	8.06(d)
Mid-Range	8.06(e)
Multiemployer Plan	3.15(b)
Offer	8.02(b)(ii)
Offer Notice	8.02(b)(i)
Offer Period	8.02(b)(ii)
Offer Price	8.02(b)(i)
Offered Securities	8.02(b)(i)
Opt Out Proposal	5.05(b)
Permitted Consideration	5.06(e)
Permitted Limit	2.03(a)
Post-Standstill Period	8.09
Purchase Price	2.01
Purchase Response Notice	6.02(c)
Restricted Buyer Persons	8.01
Sale Restriction Termination Date	8.01
Second Appraiser	8.06(e)
Second Period Accepted Acquisition Proposal	8.06(d)
Solicitation Actions	8.03(i)
Solicitation Response Actions	8.03(ii)
Standstill Termination Date	8.01
Start Date	8.06(e)
Stock Currency	8.04(d)
Takeover Laws	5.05(a)
Third Appraiser	8.06(e)
Third-Party Transaction Market Check	8.06(g)
Third Period Accepted Acquisition Proposal	8.07(c)
Third Value	8.06(e)
Title IV Plan	3.15(b)
Trademark License Agreement	7.04
Transfer	8.01(d)
Unsolicited Acquisition Proposal	8.05(c)
USA Patriot Act	3.23
USRPHC	5.09

Term	Section
Voting Trustee	6.03

     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

     Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Company agrees to sell to Buyer (or to any of its Affiliates), and Buyer agrees to purchase from the Company, that number of shares of Common Stock such that, after giving effect to such purchase and sale, Buyer shall own 19.80% of the total number of shares of Common Stock outstanding on the Closing Date (the “Initial Buyer Percentage”) (together with the Rights attached thereto, the “Initial Shares”); provided that such purchase and sale shall be effected by (a) the sale to Buyer of newly issued shares equal to the lesser of (i) the maximum number of shares that can be issued to Buyer without requiring that the issuance be approved by the Company’s shareholders under NYSE Rule 312.03 and (ii) to the extent applicable, the maximum number of shares that can be issued to Buyer without causing Buyer to have any obligation to the Company’s shareholders under the Pennsylvania Law and (b) the sale to Buyer of the number of shares of Treasury Stock necessary to cause Buyer to own the Initial Buyer Percentage. The purchase price for the Initial Shares is (i) $27.00 multiplied by (ii) the number of Initial Shares (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.02.

     Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Initial Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than ten Business Days after satisfaction of the conditions set forth in Article 10, or at such other time or place as Buyer and the Company may agree. At the Closing:

     (a) Buyer or any of its Affiliates shall deliver to the Company the Purchase Price in immediately available funds by wire transfer to an account of the Company designated by the Company, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount); and

     (b) the Company shall issue or transfer the Initial Shares to Buyer through the delivery of certificates for the Initial Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, or by means of a customary DTC electronic transfer, as applicable.

     Section 2.03. Additional Purchases by Buyer. (a) At any time after the Closing, Buyer and its Affiliates shall have the right to purchase and/or to cause the Voting Trustee to purchase, in the manner described below, additional shares of Common Stock; provided that, subject to Article 8, until the Standstill Termination Date, the Voting Securities Beneficially Owned by Buyer and its Affiliates immediately after giving effect to such purchases shall not exceed the sum of (i) 24.99% of the Total Voting Power and (ii) any Voting Securities Beneficially Owned by Buyer as a result of a Required Purchase (the “Permitted Limit”); provided that Buyer shall not be deemed to have exceeded the Permitted Limit to the extent that any such excess arises out of a recapitalization of the Company, a repurchase or redemption of Securities by the Company or any other action taken by the Company.

     (b) Until the PA Law Termination Date, Buyer and its Affiliates shall cause all purchases which would result in Buyer and its Affiliates owning more than 19.99% of the outstanding Common Stock that are permitted to be made pursuant to this Section 2.03 to be made by the Voting Trustee.

     (c) If Buyer determines to make, or cause its Affiliates or the Voting Trustee to make, any purchase of Common Stock under this Section 2.03, Buyer will, or will cause its Affiliates or the Voting Trustee to, purchase such Common Stock in the following manner and in the following order of priorities:

     (i) first, subject to the Permitted Limit, Buyer shall notify the Company as to the number of shares of Common Stock that it or its Affiliates desire to purchase or that Buyer desires to cause the Voting Trustee to purchase;

     (ii) second, the Company will sell to Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, and Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, will purchase from the Company the number of shares of Treasury Stock equal to the lesser of the number of shares requested by Buyer and the number of shares of Treasury Stock held by the Company on the date of Buyer’s notice;

     (iii) third, to the extent that the number of Shares of Treasury Stock available to the Company on such date is less than the number of shares requested by Buyer, the Company shall sell to Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, and Buyer, Buyer’s Affiliates or the Voting Trustee, as applicable, shall purchase from the Company newly issued shares of Common Stock; provided that, (A) Buyer shall not purchase newly issued shares from the Company unless Buyer receives an opinion of its counsel to the effect that Rule 312.03 of the NYSE does not require that the shareholders of the Company approve the issuance and sale of such shares, and (B) the Company shall not sell to Buyer, its Affiliates or the Voting Trustee any newly issued shares pursuant to this Section 2.03 unless the Company receives an opinion of its counsel to the effect that Rule 312.03 of the NYSE does not require that shareholders of the Company approve the issuance and sale of such shares to Buyer, its Affiliates or the Voting Trustee; and

     (iv) fourth, to the extent that the total number of shares of Common Stock sold to Buyer, its Affiliates or the Voting Trustee under clauses (ii) and (iii) is less than the number of shares requested by Buyer, then, subject to Applicable Law, Buyer, its Affiliates or the Voting Trustee may buy shares of Common Stock in open market transactions or from Third Parties until Buyer, its Affiliates or the Voting Trustee, as applicable, shall have purchased, in the aggregate, the number of shares specified in Buyer’s notice.

     (d) If Buyer, its Affiliates or the Voting Trustee purchase Treasury Stock or newly issued shares of Common Stock from the Company, such purchases and sales shall be consummated as promptly as practicable after the date of delivery of Buyer’s notice and in any event no later than ten Business Days after such date.

     (e) If Buyer, its Affiliates or the Voting Trustee purchase shares of Treasury Stock or newly issued shares of Common Stock from the Company, the price payable by Buyer, its Affiliates or the Voting Trustee to the Company for each such share of Common Stock shall be equal to the Prevailing Fair Market Value per share of Common Stock on the date of purchase.

     Section 2.04 . Gross Up Rights. (a) If at any time after Closing, the Company issues or proposes to issue any Voting Securities or any Participating Preferred Stock, whether (i) for financing, (ii) in connection with mergers and acquisitions, (iii) in connection with the exercise of Convertible Rights, (iv) upon the exercise of any option, warrant, stock appreciation right or other similar instrument granted to officers, directors, employees, consultants or others, (v) in the form of restricted shares or similar instruments, (vi) or otherwise, Buyer shall have the option and right to acquire such Voting Securities so that immediately after such issuance Buyer shall Beneficially Own the same Ownership Percentage of such Voting Securities as was Beneficially Owned by Buyer and its Affiliates before such issuance and to acquire its Ownership Percentage of any such Participating Preferred Stock in the manner described below; provided that any capital stock acquired by Buyer or its Affiliates in connection with any Required Purchase shall not be taken into account for purposes of the calculations required by this Section 2.04(a); and provided further that, in the case of any securities (except for any Participating Preferred Stock which are also Voting Securities) described in clause (ii) of the definition of Voting Securities, Buyer’s rights under this Section shall arise upon any conversion or exchange of such Voting Securities for securities entitled, in the ordinary course, to vote in the election of Directors of the Company, rather than upon the issuance thereof.

     (b) Prior to issuing any Voting Securities or Participating Preferred Stock (other than issuances pursuant to clauses (iii), (iv) and (v) of Section 2.04(a)), the Company shall provide Buyer with ten Business Days’ prior written notice (or if such notice period is not possible under the circumstances, such prior notice as is practicable) of the proposed issuance. Buyer, acting directly or through its Affiliates, shall have the right, exercisable by providing written notice to the Company of the exercise of its rights within ten days after receipt of the Company’s notice, to purchase for cash directly from the Company (i) up to a sufficient number of such Voting Securities so that, after giving effect to such issuance, Buyer and its Affiliates will Beneficially Own the same Ownership Percentage as was Beneficially Owned by Buyer and its Affiliates immediately prior to the issuance of such Voting Securities or (ii) its Ownership Percentage of such Participating Preferred Stock (or to maintain its Ownership Percentage of any class of Participating Preferred Stock previously issued by the Company and purchased by Buyer or its Affiliates). The purchase price for any Voting

Securities purchased by Buyer or its Affiliates pursuant to this Section 2.04(b) will be (A) in the case of an issuance of Voting Securities or Participating Preferred Stock other than in connection with mergers and acquisitions, the lesser of (x) the Prevailing Fair Market Value of such Voting Securities or Participating Preferred Stock on the date of issuance thereof or (y) the price (including any assumed indebtedness which is part of the purchase price and valuing any non-cash consideration at Prevailing Fair Market Value) at which the Company issues such Voting Securities or Participating Preferred Stock to other shareholders or Third Parties and (B) in the case of an issuance of Voting Securities or Participating Preferred Stock in connection with any merger or acquisition the arithmetic average, weighted by reference to daily trading volume, of the closing prices of such Voting Securities or Participating Preferred Stock during the 30 trading day period ending immediately prior to the closing of such merger or acquisition. The Company shall provide such information, to the extent reasonably available, relating to any non-cash consideration as Buyer may reasonably request in order to evaluate any non-cash consideration paid in respect of any issuance pursuant to this Section 2.04(b) . If, in connection with any issuance by the Company covered by this Section 2.04(b), Buyer gives notice of its intent to exercise its option under this Section 2.04(b) but has not purchased the securities subject thereto within 60 days thereafter for reasons not primarily related to actions or omissions of the Company or the absence of any approvals or consents or the taking of any other actions required to be taken under Applicable Law or the prohibition on purchasing such securities during such period imposed by applicable securities laws, Buyer shall be deemed to have waived its rights to purchase such securities under this Section 2.04 with respect to such issuance of Voting Securities or Participating Preferred Stock.

     (c) No later than 15 days after the end of each of its fiscal quarters, the Company shall give Buyer notice of the aggregate number of Voting Securities issued during the preceding fiscal quarter under clauses (iii), (iv) and (v) of Section 2.04(a) . Within ten days of the receipt of such notice Buyer shall have the right to take or cause to be taken the following actions, in the following order of priorities, in order to ensure that, after giving effect to such actions, Buyer and its Affiliates will Beneficially Own the same Ownership Percentage as was Beneficially Owned by Buyer and its Affiliates immediately before the beginning of such fiscal quarter (the “Equalized Percentage”):

     (i) first, Buyer, acting directly or through its Affiliates, shall have a right to purchase from the Company the number of shares of Treasury Stock necessary to reach the Equalized Percentage;

     (ii) second, to the extent that the Company does not have available enough shares of Treasury Stock to permit Buyer and its Affiliates to reach the Equalized Percentage, the Company shall, unless prohibited by Applicable Law, and subject to the receipt of any required regulatory approval, use its reasonable best efforts to repurchase in the open market within 15 days after the delivery of the notice to Buyer, the number of shares necessary to allow Buyer and its Affiliates to achieve the Equalized Percentage after giving effect to any purchases pursuant to clause (i);

     (iii) third, at the Company’s reasonable election (provided that the Company shall have acted reasonably in making its election), to the extent that the combination of the actions contemplated by clauses (i) and (ii) are not adequate to allow Buyer and its Affiliates to reach the Equalized Percentage, Buyer, acting directly or through its Affiliates, shall have the right to purchase from the Company newly issued shares; provided that, (A) to the extent that the approval of the Company’s shareholders is required in connection with such issuance, upon Buyer’s request the Company will convene a shareholders’ meeting to approve such issuance and (B) unless such meeting can be held within 90 days of Buyer’s request or if such meeting is held and approval is not obtained, Buyer and its Affiliates shall have the option of proceeding to make the purchases contemplated by clause (iv); and

     (iv) fourth, to the extent that the combination of the actions contemplated by clauses (i) through (iii) are not adequate to allow Buyer and its Affiliates to reach the Equalized Percentage, Buyer and its Affiliates shall have the right, subject to Applicable Law, to purchase in open market transactions or from third parties, the number of Voting Securities necessary to allow them to reach the Equalized Percentage.

     (d) If Buyer or its Affiliates purchase Treasury Stock or newly issued Common Stock pursuant to Section 2.04(c), the purchase price for such Treasury Stock or newly issued Common Stock will be the Prevailing Fair Market Value of the Common Stock on the date of issuance of newly issued Common Stock or purchase of Treasury Stock, as the case may be; provided that, to the extent that the event giving rise to Buyer’s and its Affiliates’ rights under Section 2.04(c) is the conversion of the PIERS Instruments, Buyer and its Affiliates shall be required to purchase such shares of Common Stock at the conversion price under the applicable PIERS Instruments.

     (e) If, at the time of any purchase by Buyer of Voting Securities pursuant to this Section 2.04, the Voting Trustee shall hold any Voting Securities, the Buyer will cause the Voting Trustee to purchase the number of Voting Securities that is determined by multiplying the number of Voting Securities to be purchased by Buyer pursuant to this Section 2.04 by a fraction, the numerator of which is the number of Voting Securities held by the Voting Trustee immediately before such purchase and the denominator of which is the total number of Voting

Securities held by Buyer and its Affiliates (including the Voting Trustee) immediately before such purchase.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to Section 13.03, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     Section 3.01. Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is a savings and loan holding company duly registered under the HOLA. The Company has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Company and each Company Subsidiary are qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. The Company Disclosure Schedule identifies each State in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation.

     (b) The Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America.

     (c) There are no Company Subsidiaries other than the Bank, Iceland Acquisition Corp. and those identified in the Company SEC Documents.

     (d) The Bank is a qualified thrift lender pursuant to Section 10(m) of the HOLA and a member in good standing of the Federal Home Loan Bank of Pittsburgh. The deposits of the Bank are insured by the FDIC to the fullest extent permitted in the FDIA, and all premiums and assessments required to be paid in connection therewith have been paid when due.

     (e) The respective minute books of the Company, the Bank and each other Company Subsidiary accurately reflect all material corporate actions of their respective shareholders and boards of directors (including committees).

     (f) Prior to the date of this Agreement, the Company has made available to Buyer true and correct copies of the articles of incorporation and bylaws of the Company and the Bank, each as in effect on the date hereof.

     Section 3.02. Capitalization. (a) The authorized capital stock of the Company consists of (i) 800,000,000 shares of Common Stock, of which, at the date of this Agreement, 360,388,527 shares were issued and outstanding and 22,050,315 shares were held by the Company as Treasury Stock, and (ii) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. All of the Company’s outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and none of such shares were issued in violation of any preemptive rights. All of the Common Stock that is held by the Company as Treasury Stock is validly issued and none of such Common Stock was issued in violation of any preemptive rights. The Company has no Convertible Rights authorized, issued or outstanding, other than (A) the Rights, (B) as of the date hereof options or other rights to acquire an aggregate of 16,618,037 shares of Common Stock under the Company’s stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, and other employee benefit and stock-based benefit plans, and (C) the PIERS Instruments which are convertible, in accordance with the terms thereof, into 26,111,395 shares of Common Stock in the aggregate.

     (b) Except as set forth in Section 3.02, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) any other Convertible Rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). Except as set forth in Section 2.04, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

     (c) The authorized capital stock of the Bank consists of (i) 15,000,000 shares of common stock, $1.00 par value, of which 1,000 shares are outstanding, and (ii) 7,500,000 shares of preferred stock, no par value, of which no shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by the Company free and clear of any Liens. Neither the Company nor any Company Subsidiary has been or is bound by any subscription, option, warrant, call, commitment, agreement or other right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Company Subsidiary or any other security of any Company Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Company Subsidiary. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of each other Company Subsidiary free and clear of any Liens.

     (d) Except for the Company Subsidiaries, none of (i) the Company, (ii) the Bank, or (iii) any other Company Subsidiary, owns any equity interest, directly or indirectly, in any other Person or controls any other Person, except for equity interests held in the investment portfolios of Company Subsidiaries, equity interests held by Company Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of Company Subsidiaries, or other securities and interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted. There are no subscription rights, options, warrants, calls, commitments, agreements or other Convertible Rights outstanding and held by the Company or the Bank with respect to the capital stock or the equity of any other Person.

     (e) To the best of the Company’s Knowledge, except as disclosed in the Company’s proxy statement dated March 22, 2005, or in any subsequent Schedule 13D or 13G filed with the SEC, no person or Group Beneficially Owns 5% or more of the outstanding shares of Common Stock.

     (f) Each of the shares of Common Stock to be issued by the Company to Buyer or, in the case of Treasury Stock, to be sold and transferred to Buyer, pursuant to the terms of this Agreement will be, upon such issuance, sale or transfer duly authorized, validly issued, fully paid and nonassessable and will be free and clear of any Lien.

     Section 3.03. Authority. The Company has requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to complete the transactions contemplated hereby subject to receipt of all Regulatory Approvals. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the completion by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board and no other corporate proceedings on the part of the Company are necessary to complete the transactions contemplated hereby. This Agreement has been, and the Registration Rights Agreement, upon the execution and delivery thereof by the Company, will have been, duly and validly executed and delivered by the Company and, subject to receipt of the Regulatory Approvals and compliance therewith, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights, general equity principles or by applicable conservatorship or receivership provisions of the FDIA (“FDIA Limitations”)).

     Section 3.04. Non-Contravention. Subject to receipt of the Regulatory Approvals and the Company’s compliance with any conditions contained therein (including the expiration of related waiting periods), none of (i) the execution and delivery of this Agreement or the Registration Rights Agreement by the Company, or the completion of the transactions contemplated hereby or thereby, and (ii) compliance by the Company or the Bank with any of the terms or provisions hereof or thereof, will (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Company or the Bank; (B) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of any Company Subsidiary (excluding the Bank); (C) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (D) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be subject except, in the case of clauses (B), (C) (other than with respect to the Company), and (D), any such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.05. Consents. (a) Except for (i) Regulatory Approvals and compliance with any conditions contained therein and (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary, and no consents or approvals or waivers of any third parties are necessary, or will be, in connection with (A) the execution and delivery of this Agreement or the Registration Rights Agreement by the Company, or (B) the completion by the Company of the transactions contemplated hereby or thereby. As of the date hereof, the Company has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions that would reasonably be expected to have a Material Adverse Effect or which would adversely impact the Company’s ability to complete the transactions contemplated by this Agreement.

     (b) No approval or other action by the shareholders of the Company is required in connection with the execution, delivery and performance by the Company of this Agreement or the Registration Rights Agreement or the consummation of the Closing or the purchase by the Buyer of the Additional Shares.

     Section 3.06. Financial Statements. (a) The Company has previously made available or will make available to Buyer the Company Regulatory Reports. The Company Regulatory Reports have been, or will be, prepared in all respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or will fairly present in all respects, the financial position, results of operations and changes in shareholders’ equity of the Company as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.

     (b) The Company has previously made available to Buyer the Company Financials filed by it with the SEC. The Company Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

     (c) At the date of each balance sheet included in the Company Financials or Company Regulatory Reports, neither the Company nor the Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Company Financials or Company Regulatory Reports or in the footnotes thereto which are not appropriately reflected or reserved against therein or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.07. Taxes. The Company and the Company Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. The Company has duly filed, and will file, all Tax returns required to be filed by or with respect to the Company and all Company Subsidiaries on or prior to the Closing Date (taking into account any extensions of time within which to file which have not expired) (all such returns being or will be true and complete in all respects) and has duly paid or will pay, or made or will make provisions and related balance sheet accruals (if required) for the payment of, all Taxes which have been incurred by or are due or claimed to be due from the Company and any Company Subsidiary by any taxing authority or pursuant to any Tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than Taxes which (a) are not delinquent or (b) are being contested in good faith (which are described on the Company Disclosure Schedule). Neither the Company nor any Company Subsidiary has (i) any audits pending or proposed in writing, or (ii) waived or extended any statute of limitations for Tax purposes.

     Section 3.08. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has delivered to Buyer (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2004, 2003 and 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ending March 31, 2005 and June 30, 2005, (iii) its proxy or information statements relating to meetings of the shareholders of the Company held (or actions taken without a meeting by such stockholders) since December 31, 2004, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2004 (the documents referred to in this Section 3.08(a) and the Form 10-K, Form 10-Q, proxy or information statement and other reports, schedules and registration statements filed with the SEC after the date hereof and before the Closing, collectively, the “Company SEC Documents”).

     (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

     (c) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain (or, in the case of any registration statement, as amended or supplemented, if applicable, filed by the Company prior to the Closing Date, as of the date such registration statement or amendment becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

     (f) The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Exchange) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Buyer a summary of any such disclosure made by management to the Company’s auditors and its audit committee.

     (g) The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     Section 3.09. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and each Company Subsidiary has been conducted in the ordinary course consistent with past practices and there has not been (other than as disclosed in the Company Regulatory Reports, the Company SEC Documents or the Company Financials, in each case as filed as of the date hereof):

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (c) any amendment of any material term of any outstanding security of the Company or any Company Subsidiary (other than outstanding securities held only by wholly owned direct or indirect Subsidiaries of the Company);

     (d) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any creation or other incurrence by the Company or any Company Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Company Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Company Subsidiary of any contract or other right, in either case, material to the Company or any Company Subsidiary, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement and the Independence Agreement;

     (i) any change in any method of accounting or accounting principles or practice by the Company or any Company Subsidiary, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act;

     (j) other than in the ordinary course consistent with past practice, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any Company Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Company Subsidiary, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any Company Subsidiary or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Company Subsidiary;

     (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Company Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

     (l) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

     Section 3.10. Contracts. (a) Except for documents listed as exhibits to the Company SEC Documents or listed in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or subject to:

     (i) any material employment, consulting or severance contract or arrangement with any past or present officer, director or employee of the Company or any Company Subsidiary, except for “at will” arrangements;

     (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of the Company or any Company Subsidiary;

     (iii) any collective bargaining agreement with any labor union relating to employees of the Company or any Company Subsidiary;

     (iv) any agreement which by its terms limits the payment of dividends by the Company or any Company Subsidiary;

     (v) any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which the Company or any Company Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Buyer or any Affiliate thereof, other than deposits, repurchase agreements, the junior subordinated debentures relating to First Essex Capital Trust I, First Essex Capital Trust II, ML Capital Trust I, Seacoast Capital Trust I, Seacoast Capital Trust II, Sovereign Capital Trust I, Sovereign Capital Trust III, Sovereign Capital Trust IV, Waypoint Capital Trust I, Waypoint Capital Trust II, and Waypoint Statutory Trust III borrowings referred to in the Company SEC Documents or the Company Financials, bankers’ acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds”; or

     (vi) any contract limiting the freedom of the Company or any Company Subsidiary to engage in any type of banking or bank-related business permissible under law.

     (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.10(a) have been made available to Buyer on or before the date hereof, are listed as exhibits to the Company SEC Documents or are listed on the Company Disclosure Schedule and are in full force and effect on the date hereof and neither the Company nor any Company Subsidiary (nor, to the Knowledge of the Company, any other party to any such contract, plan, arrangement or instrument) has breached any material provision of, or is in default in any respect under any material term of, any such contract, plan, arrangement or instrument. Except as listed in the Company SEC Documents (with respect to (iii) and (iv) only) or as listed on the Company Disclosure Schedule, (i) no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement or the Registration Rights Agreement, (ii) none of the employees (including officers) of the Company or any Company Subsidiary, possess the contractual right to terminate their employment as a result of the execution of this Agreement or the Registration Rights Agreement, and each contract with any director, officer and employee is listed as exhibits to the Company SEC Documents or listed on the Company Disclosure Schedule, (iii) no material plan, employment agreement, termination agreement, or similar agreement or arrangement to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (A) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of the Company or any Company Subsidiary absent the occurrence of a subsequent event; (B) provides for benefits which may cause the disallowance of a federal income tax deduction under Section 280G of the Code; or (C) requires the Company or any Company Subsidiary to provide a benefit in the form of Common Stock or determined by reference to the value of Common Stock.

     Section 3.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

     (a) liabilities or obligations disclosed and provided for in the balance sheet of the Company as of the Balance Sheet Date or in the notes thereto or in the Company SEC Documents; and

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 3.12. Ownership of Property; Insurance Coverage. (a) The Company and the Company Subsidiaries have, or will have, as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by the Company or any Company Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Company Regulatory Reports and in the Company Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no Liens, except (i) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of the financial condition of the Company included in the Company SEC Documents or Company Financials.

     (b) The Company and the Company Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by the Company and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Company Financials.

     (c) With respect to all agreements pursuant to which the Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, the Company or such Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (d) The Company and the Company Subsidiaries currently maintain insurance considered by the Company to be reasonably prudent for their respective operations in accordance with industry practice. Neither the Company nor any Company Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased (except with respect to industry-wide increases in officers’ and directors’ liability insurance and employment law liability insurance). Except with regard to ordinary course claims under the Company’s medical insurance plans, there are presently no material claims pending under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years the Company, the Bank and each Company Subsidiary has received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any claims submitted under any of their insurance policies.

     Section 3.13. Legal Proceedings. Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the best of the Company’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against the Company or any Company Subsidiary or (b) to which the Company’s or any Company Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement or the Registration Rights Agreement, or (d) which would reasonably be expected to materially and adversely affect the ability of the Company to perform under this Agreement or the Registration Rights Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

     Section 3.14. Compliance with Applicable Law. (a) The Company and Company Subsidiaries and their employees hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of the businesses of the Company and Company Subsidiaries under, and have complied in all respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them.

     (b) The Company and each Company Subsidiary are in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces. Since December 31, 2002, no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to the Company or any Company Subsidiary.

     Section 3.15. Employee Benefit Plans. (a) The Company has previously delivered or made available to Buyer (i) true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, employee stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, material employment agreements, annual executive and material administrative incentive plans or long-term incentive plans (including without limitation plans providing for the granting of stock options, restricted stock and other equity-based awards), severance, severance protection and severance benefit plans, policies and agreements, group insurance plans, and all employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, programs, agreements and arrangements (collectively, the “Employee Plans”), all of which are set forth in the Company Disclosure Schedule, (ii) the most recent actuarial and valuation reports (if any) and financial reports relating to those plans, (iii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iv) the most recent determination letters and any pending request for a determination letter pertaining to any such plans.

     (b) Except as listed on the Company Disclosure Schedule, none of the Company, any ERISA Affiliate and any predecessor thereof (i) sponsors, maintains or contributes to any Employee Plan subject to Title IV of ERISA (a “Title IV Plan”), (ii) contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (iii) has or would reasonably be expected to have any liability with respect to any Title IV Plan or any Multiemployer Plan, whether pursuant to Title IV of ERISA or otherwise or (iv) has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

     (c) To the Knowledge of the Company, all “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the Code relevant to such treatment. To the Knowledge of the Company, after appropriate inquiry, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under Code Section 4975) has occurred and not been corrected within the past six years with respect to any employee benefit plan maintained by the Company or any Company Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under Code Section 4975 or other penalty under ERISA or the Code.

     (d) Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.

     (e) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates or relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (f) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or directors of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     (g) Except as disclosed on the Company Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

     Section 3.16. Brokers, Finders and Financial Advisors. Except for Citigroup and any other financial advisor to the Company in connection with this Agreement, each of whose fees will be paid by the Company, neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement or the Independence Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement or the Independence Agreement, which has not been reflected in the Company Financials.

     Section 3.17. Environmental Matters. To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any properties operated by the Company or any Company Subsidiary during the Company’s use or ownership, has been or is in violation of, or liable under or in connection with, any Environmental Law that would reasonably be expected to have a Material Adverse Effect on the Company. There are no actions, suits or proceedings, or demands, claims, notices (including without limitation notices, demand letters or requests for information from any environmental agency) or, to the Knowledge of the Company, investigations instituted or pending, or to the knowledge of the Company, overtly threatened, relating to the liability of the Company or any Company Subsidiary under any Environmental Law that would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.18. Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the Company Regulatory Reports each has been, and will be, established in compliance with the requirements of all applicable regulatory criteria, and the allowance for loan losses shown, and to be shown, on the balance sheets contained in the Company Financials have been, and will be, established in compliance with the applicable requirements of GAAP.

     Section 3.19. Related Party Transactions. Except as disclosed in the Company SEC Documents or in the footnotes to the Company Financials, Company Regulatory Reports, the Company is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of the Company (except a Company Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of the Company is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor the Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Bank is inappropriate.

     Section 3.20. Loans. Each loan reflected as an asset in the Company Financials (a) was originated, underwritten, approved, documented and periodically approved in all material respects in accordance with prudent lending standards generally accepted in the banking business and, to the Knowledge of the Company, after appropriate inquiry, did not deviate in any material respect from the Company’s policies and procedures currently in effect, and (b) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to the affecting creditors’ rights or by general equity principles or FDIA Limitations). Each extension of credit made by the Bank to an “insider” (as such term is defined in the Federal Reserve Board’s Regulation O) of the Bank or the Company complies with the Federal Reserve Board’s Regulation O, as made applicable to the Bank by 12 C.F.R. § 563.43.

     Section 3.21. Labor Matters. No key employee of the Company or any Company Subsidiary has indicated to the Company or to the Company Subsidiary, as the case may be, that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. The Company and the Company Subsidiaries are in compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement.

     Section 3.22. Risk Management Instruments. Except as disclosed in the Company Financials, neither the Company nor any of the Company Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (a) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking principles and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of the Company Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Company and the Company Subsidiaries have duly performed in all respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.23. Community Reinvestment Act, Anti-Money Laundering and Customer Information Security. Neither the Company nor the Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist, which would cause the Bank (a) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. The board of directors of the Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respects by any Regulatory Authority and that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

     Section 3.24. Credit Card Accounts. Neither the Company nor any Company Subsidiary originates, maintains or administers credit card accounts.

     Section 3.25. Agreements with Regulatory Authorities. Neither the Company nor any Company Subsidiary is subject to any presently pending cease-and-desist or other order or enforcement action issued by or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other governmental entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since December 31, 2002 by any Regulatory Authority or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

     Section 3.26. Regulatory Capital. The Company and the Bank meet or exceed all applicable regulatory capital requirements, and the Bank is deemed “well capitalized” under such regulatory requirements.

     Section 3.27. Regulatory Probability. As of the date hereof, the Company has no Knowledge of any fact or circumstance that would reasonably be expected to result in the denial to the Company or a Company Subsidiary of any Regulatory Approval or that any such Regulatory Approval will contain any condition or requirement that would reasonably be expected to have a Material Adverse Effect.

     Section 3.28. Directors’ and Officers’ Insurance. The Company and the Bank currently provide, and have for the preceding five years provided, customary directors’ and officers’ liability insurance coverage (“D&O Insurance”). The D&O Insurance policies are legal, valid, binding and in full force and effect in accordance with their terms, and neither the Company nor the Bank is in breach or default with respect to its obligations thereunder (including with respect to payment of premiums). The D&O Insurance policies contain market terms (including with respect to premiums, coverage and deductibles) that are typical of policies maintained by publicly traded U.S. companies in the industry in which the Company operates.

     Section 3.29. Rights Plan. The Company has taken all actions necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company as of the date hereof and as of the Closing Date that:

     Section 4.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Spain. Buyer has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Buyer is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

     Section 4.02. Authority. Buyer has requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and the Voting Trust Agreement and to complete the transactions contemplated hereby and thereby, subject to receipt of all necessary approvals of Governmental Authorities. The execution and delivery of this Agreement and the Registration Rights Agreement and the Voting Trust Agreement by Buyer and the completion by Buyer of the transactions contemplated hereby have been duly and validly approved by the Board of Directors or the appropriate committee thereof of Buyer and no other corporate proceedings on the part of Buyer are necessary to complete the transactions contemplated hereby or thereby. Subject to receipt of the Regulatory Approvals and compliance therewith, this Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the Registration Rights Agreement and the Voting Trust Agreement, upon the execution and delivery thereof, by Buyer will be duly and validly executed and delivered by Buyer and will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles).

     Section 4.03. Non-Contravention. None of (i) the execution and delivery of this Agreement, the Registration Rights Agreement or the Voting Trust Agreement by Buyer, (ii) subject to receipt of the Regulatory Approvals and the Company’s compliance with any conditions contained therein (including the expiration of related waiting periods), the completion of the transactions contemplated hereby or thereby, and (iii) compliance by Buyer with any of the terms or provisions hereof and thereof, will (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Buyer; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Buyer is a party, or by which its properties or assets may be subject except, in the case of clause (C), for such violations, conflicts, breaches, defaults, terminations, accelerations and creations of Liens as have not had, and would not reasonably be expected to have, a Material Adverse Effect or impair the ability of Buyer to fulfill its obligations under this Agreement, the Voting Trust Agreement or the Registration Rights Agreement.

     Section 4.04. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     Section 4.05. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

     Section 4.06. Finders’ Fees. Except for bankers, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 4.07. Ownership of the Company. As of the date hereof, Buyer does not beneficially own any shares of Common Stock (other than in connection with its brokerage, investment advisory or management, trust and fiduciary, arbitrage, trading and lending activities in the normal and usual course of business).

     Section 4.08. Compliance with Applicable Law. (a) Buyer and its employees hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of the businesses of Buyer under, and have complied in all respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them.

     (b) Buyer is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to it enforces. Since December 31, 2002, no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Buyer.

     Section 4.09. Absence of Certain Changes. Since December 31, 2004, the business of Buyer has been conducted in the ordinary course consistent with past practices and there has not been (other than as disclosed in Buyer’s regulatory or SEC documents or in its financial statements, in each case as of the date hereof) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.10. Regulatory Probability. As of the date hereof, Buyer has no Knowledge of any fact or circumstance that would reasonably be expected to result in the denial to Buyer of any Regulatory Approval or that any such Regulatory Approval will contain any condition or requirement that would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE 5
COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 5.01. Conduct of the Company. (a) From the date hereof until the Closing Date, the Company will, and will cause each Company Subsidiary to, conduct its businesses in the ordinary course consistent with past practice and to use its best reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company shall not, and shall not permit any Company Subsidiary to, except as contemplated by this Agreement and the Independence Agreement:

     (i) adopt or propose any change in its certificate of incorporation or bylaws;

     (ii) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

     (iii) sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practice;

     (iv) amend or modify, in any material respect, the Independence Agreement, waive any material rights of the Company thereunder, or waive any conditions to the obligation of the Company to consummate the transactions contemplated by the Independence Agreement;

     (v) issue any Voting Securities or sell any shares of Treasury Stock, other than under the Company’s Direct Stock Purchase Plan, Non-Employee Director Compensation Plan, Employee Stock Purchase Plan, Retirement Plan, Advisory Board compensation programs or pursuant to Convertible Rights outstanding on the date hereof or pursuant to employee stock options granted after the date hereof in the ordinary course of business consistent with past practice; or

     (vi) agree or commit to do any of the foregoing.

     (b) From the date hereof until the Closing Date, the Company shall not, and shall not permit any Company Subsidiary to:

     (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date; or

     (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     Section 5.02. Access to Information; Reports. (a) From the date hereof until the Closing Date, the Company will (i) give, and will cause each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish, and will cause each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

     (b) From the Closing Date until the earliest of (x) the date on which Buyer and its Affiliates no longer own 10% or more of the Total Voting Power or (y) the date of termination of this Agreement pursuant to Section 12.01, the Company agrees to provide to Buyer:

     (i) access to, upon reasonable prior notice to the Company, (A) the Company’s auditors and the auditors of all the Company’s Subsidiaries, (B) any materials relating to, or correspondence to or from, any agency that regulates, or proposes to regulate, any of the activities, operations or assets of the Company or any of its Subsidiaries, and (C) the senior officers of the Company and any of its Subsidiaries;

     (ii) access, upon reasonable prior notice to the Company, by any agency that regulates or audits, or proposes to regulate or audit, any of the activities, operations or assets of Buyer or any of its Subsidiaries, to (A) all financial, operating and legal records and information of the Company and its Subsidiaries, and (B) the senior officers of the Company and any of Company Subsidiaries;

     (iii) as soon as practicable and, in any event, within ten Business Days (or such earlier date that the information is available to the Company) after the end of each month, the unaudited consolidated balance sheet and statement of shareholder equity of the Company and its Subsidiaries as at the end of such month and the related unaudited statement of income for such month and for the portion of the fiscal year then ended;

     (iv) as soon as practicable and, in any event, within 40 days (or such earlier date that the information is available to the Company) after the end of each of the first three fiscal quarters, (A) the unaudited consolidated balance sheet and statement of shareholder equity of the Company and its Subsidiaries as at the end of such quarter and the related unaudited statement of income and statement of cash flows and changes in financial condition for such quarter and for the portion of the fiscal year then ended, and (B) the Company’s quarterly operating budget, projections and business plan for the coming quarter;

     (v) as soon as practicable and, in any event, within 75 days (or such earlier date that the information is available to the Company) after the end of each fiscal year, (A) the audited consolidated balance sheet and statement of shareholder equity of the Company and its Subsidiaries as at the end of such fiscal year and the related audited statement of income and statement of cash flows and changes in financial condition for such fiscal year, in each case prepared in accordance with generally accepted accounting principles, consistently applied and certified by the Company’s accountant or another firm of independent public accountants of internationally recognized standing, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in the Company’s annual operating budget, (B) any management letters or other correspondence from such accountants and (C) the Company’s annual operating budget, projections, and business plan for the coming fiscal year; and

     (vi) promptly following the preparation thereof, a copy of any revisions to the annual operating budget delivered pursuant to clause (iv).

     Section 5.03. Notices of Certain Events. The Company shall promptly notify Buyer of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Independence Agreement;

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement or the Independence Agreement;

     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be satisfied; and

     (e) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice; and provided further that any noncompliance with the foregoing provisions of this Section 5.03 shall not constitute failure of a condition set forth in Section 10.01 or Section 10.02 or give rise to any right of termination under Article 12 unless the underlying change or event shall independently constitute such a failure or give rise to such a right.

     Section 5.04. Certain Change in Control Provisions. Prior to Closing the Company shall take such actions as may be required so that the Buyer Acquisition Transactions (other than those contemplated in Sections 8.06 through 8.08 and Section 8.10) will not constitute a “change of control” or “change in control” under any of the employment agreements or employee severance protection agreements (including without limitation all employee letter agreements or other binding agreements) or under any of the Employee Plans. The Company shall have the right to determine the manner and method for achieving the result required by this Section 5.04; provided that such manner and method must be reasonably acceptable to Buyer.

     Section 5.05. Takeover Laws. (a) In addition to the actions to be taken by the Company pursuant to Section 5.05(b) -(c) below in respect of the Pennsylvania Law, prior to the Closing Date the Company shall take all action required to be taken by it in order to exempt this Agreement, and all acquisitions of Voting Securities by Buyer contemplated or permitted by this Agreement, including those acquisitions contemplated or permitted under Sections 2.01, 2.03, 2.04, 8.05, 8.06, 8.07, 8.08 and 8.10 and any Required Purchases, and any Transfers of Voting Securities by Buyer that are contemplated or permitted hereunder including those permitted under Section 8.02 (but excluding any acquisitions or Transfers of Voting Securities by any Transferee after the initial acquisition of Voting Securities from Buyer) (collectively, the “Buyer Acquisition Transactions”), from the requirements of any “moratorium,” “control share,” “fair price,” “shareholder approval of transactions with interested Persons,” “affiliate transaction,” “business combination,” or other antitakeover laws and regulations of any jurisdiction (collectively, the “Takeover Laws”).

     (b) The Company shall use commercially reasonable efforts to cause the Buyer Acquisition Transactions to be exempt from or not subject to the Pennsylvania Law; provided that if the Company shall not have otherwise achieved such exemption or inapplicability prior to December 31, 2006, the Company shall (after the Closing): (i) take action by the affirmative vote of at least 80% of the members of the Board to recommend to the shareholders of the Company that the Charter be amended to provide that the Pennsylvania Law be inapplicable to the Company (the “Opt Out Proposal”), (ii) call and hold a meeting of the Company’s shareholders for the purpose of approving the Opt Out Proposal, such meeting to take place no later than June 30, 2007, (iii) actively solicit proxies in favor of the Opt Out Proposal, and (iv) if the Opt Out Proposal is approved by the vote of shareholders of the Company entitled to cast at least a majority of the votes that all shareholders of the Company are entitled to cast on the proposal, cause to be filed, within one business day of such approval, an amendment to the Charter reflecting the amendment so approved.

     (c) After Closing, the Company shall not take any action, including by way of recapitalization, redemption or repurchase of Common Stock or otherwise that will require Buyer to comply with the requirements of the Pennsylvania Law.

     (d) Nothing in this Section 5.05 shall require a shareholder vote of the Company prior to Closing.

     Section 5.06. Other Defensive Measures. (a) Prior to the Closing Date, the Company shall take all actions necessary so that the provisions of Articles 8, 11, 15, 16 and 17 of the Charter and Sections 4.03, 4.04, 10.01 and 11.01 of the Bylaws are rendered inapplicable to, or otherwise consistent with, and unable to prevent Buyer from exercising its rights under this Agreement or making it more difficult to obtain the approval of the Board or the shareholders of the Company than it would be in the absence of such provision, and the Buyer Acquisition Transactions so long as the Buyer Acquisition Transactions are consummated in accordance with the terms of this Agreement. For the avoidance of doubt, the Company shall not be required to take any action that would render such provisions of the Charter and Bylaws inapplicable to any other transaction effected by Buyer or to any action that might be taken by any Transferee of any of the Shares.

     (b) To the extent not taken prior to the date hereof, prior to the Closing Date, the Company shall take all actions necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, including the Buyer Acquisition Transactions so long as such transactions are consummated in accordance with this Agreement.

     (c) Prior to the Closing Date, the Company shall take all actions necessary so that any other Defensive Measures are rendered inapplicable to, or are otherwise consistent with, and do not prevent Buyer from exercising its rights under, this Agreement and the transactions contemplated hereby, including the Buyer Acquisition Transactions, so long as such transactions are consummated in accordance with this Agreement.

     (d) Provided that Buyer has complied with its obligations under Article 8, the Company shall not at any time during the term of this Agreement rescind or otherwise render ineffective any of the actions required to be taken by Sections 5.04, 5.05 and 5.06, nor will it impose any additional Defensive Measures applicable to the Buyer Acquisition Transactions.

     (e) From the Closing Date until the termination of this Agreement in accordance with Section 12.01, the Company shall not take any Defense Removal Action for the benefit of any Third Party except in connection with a 100% Acquisition Proposal providing for consideration that consists only of cash and/or capital stock that is listed and traded on the NYSE, quoted on the NASDAQ National Market System or on the principal stock exchange of any country that is a member of the Organization for Economic Cooperation and Development, including American Depositary Receipts or other similar instruments representing such capital stock (“Permitted Consideration”) that the Company is permitted to accept under Article 8 and shall not take any Defense Removal Action for the benefit of a Third Party in a manner that is more favorable to such Third Party than to Buyer.

     (f) Nothing in this Section 5.06 shall require a shareholder vote of the Company prior to Closing.

     Section 5.07. Regulatory Matters. Notwithstanding any other provision in this Agreement to the contrary, the Company shall (a) promptly notify Buyer of any deficiencies at the Company or any depository institution Subsidiary of the Company that could be expected to affect adversely Buyer’s status as a U.S. financial holding company (“FHC status”), (b) take all actions that Buyer may reasonably request and cooperate with Buyer to cause any such deficiencies to be promptly remedied, and (c) not intentionally engage in any transaction that would be expected to affect adversely Buyer’s FHC status. The Company shall comply, and cause any Subsidiary to comply, with all conditions imposed by any Regulatory Authority (including conditions relating to the divestiture of impermissible investments) in any order approving the transaction contemplated by this Agreement and any transaction in which the Company acquires a depositary institution so long as compliance with such conditions would not reasonably be expected to have a Material Adverse Effect or be otherwise unreasonably burdensome.

     Section 5.08. Certain Payments. In the event the Company shall receive any Termination Fee under the terms of, and as defined in the Independence Agreement, the Company shall immediately pay 50% of the amount received to Buyer by wire transfer of immediately available funds to such account of Buyer as Buyer may designate.

     Section 5.09. FIRPTA. In connection with any disposition by Buyer of any Common Stock, upon the written request of Buyer the Company shall (a) in accordance with Treasury Regulation Section 1.897 -2, determine whether it is or has been a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code during the relevant period, and (b) if the Company so determines that it is not and has not been a USRPHC during such period, deliver to Buyer a statement to such effect in accordance with Treasury Regulation Section 1.897 -2(g)(1).

ARTICLE 6
COVENANTS OF BUYER

     Buyer agrees that:

     Section 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Subsidiary furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer, (b) in the public domain through no fault of Buyer or (c) later lawfully acquired by Buyer from sources other than the Company or any Subsidiary; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

     Section 6.02. Right of First Purchase. (a) The Company recognizes that Buyer and its Affiliates are currently engaged and may in the future engage in the same or similar activities or lines of business as the Company’s and its Subsidiaries’ business, which activities or lines of business may compete with the Company’s and its Subsidiaries’ business, and that Buyer and its Affiliates will continue in such businesses following the date hereof. Accordingly, subject only to Section 6.02(b) and the provisions of any employment agreement, consulting agreement or other written agreement with the Company, Buyer, its Affiliates, and any agent, representative, officer, director, employee of Buyer or any of its Affiliates, may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with or operating the same or similar businesses as the Company or any of its Subsidiaries, and no such Person shall have any obligation or duty to bring business opportunities to the attention of the Company or any of its Subsidiaries, other than those business opportunities that were offered to or intended to be directed towards the Company or its Subsidiaries or were made aware or available to such Person solely as a result of such Person’s position with, or during the course of the performance of such Person’s duties to, the Company or any of its Subsidiaries.

     (b) From the date hereof until the earliest of (i) the first date upon which Buyer and its Affiliates no longer Beneficially Own Voting Securities representing at least 15% of the Total Voting Power, (ii) the date of consummation by Buyer of any 100% Acquisition Proposal permitted under the terms of this Agreement and (iii) any termination of this Agreement pursuant to Section 12.01 (the “First Purchase Period”), Buyer agrees that it will not and will not permit any of its Affiliates to acquire, directly or indirectly, for its own account, solely or jointly with others, control of any Competing Business without first offering to the Company the right to acquire such Competing Business in the manner provided in Section 6.02(c) below.

     (c) If, at any time during the First Purchase Period, Buyer desires to acquire control of a Competing Business, it shall deliver a written notice to the Company (the “First Purchase Notice”) identifying the Competing Business and setting forth, to the extent then known by Buyer, the material terms upon which such acquisition is proposed to be made. Not later than ten Business Days after receipt of a First Purchase Notice, the Company shall deliver to Buyer a written response (a “Purchase Response Notice”) indicating whether the Company desires to make the proposed acquisition. If the Company expresses an interest in making the proposed acquisition, Buyer will use all commercially reasonable efforts (which shall not include the expenditure of monies or the incurrence of liabilities except to the extent reimbursed or guaranteed by the Company) to facilitate the acquisition by the Company. If (i) the Company rejects the acquisition opportunity in the Purchase Response Notice, (ii) the Company indicates in the Purchase Response Notice an interest in making the proposed acquisition but fails to enter into a definitive agreement with respect to the proposed acquisition within 60 days after delivery of the Purchase Response Notice or (iii) the Company fails to deliver a Purchase Response Notice within the ten Business Day period specified above, then the Company shall be deemed to have rejected the opportunity to acquire the Competing Business and Buyer shall thereafter be free to acquire control of the Competing Business for its own account.

     Section 6.03. Voting Trust Agreement. At or prior to the Closing, Buyer shall enter into the Voting Trust Agreement with a financial institution with no material relationship with Buyer (to act in the capacity of Trustee) selected by Buyer and approved by the Company (the “Voting Trustee”), which approval shall not be unreasonably withheld or delayed.

     Section 6.04. Tier 1 Capital; Debt Financing. To the extent that the aggregate purchase price for the Shares payable at the Closing is less than the purchase price in the Independence Transaction, Buyer shall purchase, upon the request of the Company, non-voting preferred shares/Tier 1 qualifying instruments of the Company (the “Capital Instruments”) and will provide debt financing to the Company, in each case, on market terms and pricing in effect at the date of issuance, the proceeds of which will be sufficient to enable the Company to pay such difference; provided that Buyer shall not be obligated to purchase Capital Instruments for an aggregate purchase price exceeding $600 million and Buyer shall not be obligated under this Section 6.04 for any amount in excess of $1.2 billion.

ARTICLE 7
COVENANTS OF BUYER AND THE COMPANY

     Buyer and the Company agree that:

     Section 7.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, all of the Buyer Acquisition Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, all of the Buyer Acquisition Transactions; and (iii) in the case of the Company, using its best efforts to cause the transactions contemplated by the Independence Agreement to be consummated pursuant to the terms thereof. The Company and Buyer agree, and the Company agrees to cause each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, including, without limitation, all of the Buyer Acquisition Transactions so long as such transactions are consummated in accordance with this Agreement.

     Section 7.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby or by the Independence Agreement and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.04. Trademarks. Effective as of the Closing, Buyer shall grant the Company a royalty-free, non-exclusive, non-transferable license to use the marks set forth on Schedule 7.04 of the Buyer Disclosure Schedule (collectively or individually as the context requires, the “Buyer Trademarks”) solely in connection with the conduct of the business of the Company as conducted as of the Closing Date (or as otherwise permitted by Buyer in writing) within the Designated Area until the earlier to occur of any of the following: (a) the fifth anniversary of the Closing Date, (b) the date on which Buyer and its Affiliates own less than 15% of the Voting Securities, (c) any breach of any obligation or covenants of the Company under the Trademark License Agreement or this Agreement, (d) any termination of this Agreement pursuant to Section 12.01 and (e) any damages are incurred or reasonably expected to be incurred or suffered by Buyer and its Affiliates in connection with the Trademark License Agreement or the Company’s use of the Buyer Trademarks. The Company agrees that: (i) the Buyer Trademarks may be used only in the form and in the manner stipulated by Buyer and the Company shall conform to and observe such standards as Buyer from time to time prescribes, (ii) all services performed under the Buyer Trademarks and all goods to which the Buyer Trademarks are applied shall at all times be in compliance with applicable laws, and such services performed or goods supplied shall in each case be effected in a manner so as not to bring discredit upon the Buyer Trademarks, (iii) any use of the Buyer Trademarks by the Company shall inure to the benefit of Buyer, and (iv) the Company will promptly notify Buyer of any action, suit or proceeding asserted or threatened against the Company or its Affiliates relating to the Buyer Trademarks, use its best efforts to defend such action, suit or proceeding and permit Buyer to either (x) control the defense of such action, suit or proceeding or (y) participate in such defense. In addition, the Company agrees not to do or permit any act which may directly or indirectly impair or prejudice Buyer’s right, title or interest in and to the Buyer Trademarks or be detrimental to the reputation and goodwill of Buyer, including any act which may assist or give rise to any application to remove or de-register any of the Buyer Trademarks. These and other terms and conditions shall be set forth in more detail in a Trademark License Agreement to be entered into between the Company and Buyer on or before the Closing Date (the “Trademark License Agreement”).

     Section 7.05. Exchange of Management. Each of Buyer and the Company agree that from the Closing Date until the earlier of (a) termination of this Agreement pursuant to Section 12.01, (b) the date on which Buyer and its Affiliates own less than 10% of the Total Voting Power and (c) a Change in Control of the Company, it will appoint at least one of the other party’s employees to at least one position with direct reporting to the department head within each of its financial control department, internal audit department and risk management department; provided that the individual or individuals will not, in any case, be appointed to the most senior position in any such department and will be reasonably acceptable to such appointing party.

     Section 7.06. Public Subsidiary Stock. To the extent requested by either Buyer or the Company in connection with any Acquisition Proposal by Buyer that is approved by the Board, Buyer and the Company will negotiate in good faith to agree upon a structure for such Acquisition Proposal that will result in Persons other than Buyer holding equity securities representing approximately 10% of the Voting Power of the Company after giving effect to such Acquisition Proposal and/or an economic interest in the Company of approximately 10%; provided that in no event shall this Section 7.06 qualify or modify the provisions of Article 8.

ARTICLE 8
INVESTOR RELATED COVENANTS

     Section 8.01. Standstill. Buyer agrees that, except as contemplated by Section 8.02, from the date hereof until the earlier of (a) the five year anniversary of the Closing Date, (b) the date on which the Company either accepts or enters into an agreement, an agreement in principle or other similar document with respect to an Acquisition Proposal made by any Person other than Buyer (or announces an intention to do so), (c) the date on which the Company rejects or fails to accept a 100% Acquisition Proposal from Buyer that Buyer is permitted to make under the terms of this Article 8 and that the Company is required to accept under the terms of this Agreement, or (d) the date of any breach by the Company or any of its Affiliates of any obligation under this Agreement as set forth in Sections 8.03 through 8.13 (the earliest of such dates the “Sale Restriction Termination Date”), Buyer shall not, and shall not permit its Affiliates to, acting either alone or in concert with any other Person or Group, directly or indirectly (collectively, the “Restricted Buyer Persons”) take any of the actions listed in Section 8.01(d) below. Buyer agrees that, except as contemplated by the Buyer Acquisition Transactions, from the date hereof until the earlier of (i) the five year anniversary of the Closing Date, (ii) the date on which the Company consummates an Acquisition Proposal made by a Person or Group other than Buyer, (iii) the date on which the Company rejects or fails to accept a 100% Acquisition Proposal from Buyer that Buyer is permitted to make under the terms of this Article 8 and that the Company is required to accept under the terms of this Agreement and (iv) the date of any breach by the Company or any of its Affiliates of any obligation under this Agreement as set forth in Sections 8.03 through 8.13 (the earliest of such dates, the “Standstill Termination Date”), the Restricted Buyer Persons shall not take any of the actions listed in Sections 8.01(a), (b) or (c) below; provided that the Restricted Buyer Persons shall be bound by the provisions of Section 8.09 after the Standstill Termination Date. During the periods and to the extent set forth above, the Restricted Buyer Persons shall not:

     (a) acquire or offer, seek, propose or agree to acquire, by any means whatsoever, including by means of any purchase or exchange of shares or any business combination, Beneficial Ownership of any Voting Securities or any assets of the Company or any Subsidiary;

     (b) make any Acquisition Proposal;

     (c) commence, engage in, encourage, facilitate or otherwise participate in any Proxy Solicitation, agree or announce its intention to vote with any Person engaging in any such solicitation, or seek to influence, advise or direct the vote of any holder of Voting Securities in connection with any such solicitation; or

     (d) sell, pledge, encumber or otherwise transfer or agree to transfer (a “Transfer”), directly or indirectly, any Voting Securities Beneficially Owned by Buyer or its Affiliates or any Voting Securities held by the Voting Trust except (i) pursuant to any merger, consolidation, reorganization, recapitalization, tender offer, exchange offer, or other similar transaction approved by a majority of Unaffiliated Directors, or a self-tender of the Company, (ii) to an Affiliate of Buyer who agrees in writing to be bound by the terms of this Agreement and (iii) pursuant to a bona fide pledge to a financial institution.

Notwithstanding anything in the foregoing to the contrary, it is agreed that the restrictions set forth in this Section 8.01 will not prevent Buyer or its Affiliates or its representatives from engaging in brokerage, investment advisory or management, trust and fiduciary, arbitrage, trading and lending activities in the normal and usual course of business.

     Section 8.02. Transfer Restrictions. (a) Buyer agrees that, at any time following the Sale Restriction Termination Date, it will not, and will not permit its Affiliates to Transfer, or agree to Transfer, directly or indirectly, any shares of Voting Securities, except:

     (i) to an Affiliate of Buyer who agrees in writing to be bound by the terms of this Agreement;

     (ii) pursuant to a distribution to the public, registered under the Securities Act, in which Buyer and its Affiliates use their commercially reasonable efforts to effect a distribution of such shares of Common Stock in a manner that would not reasonably be expected to cause a material disruption in the market for such shares of Common Stock and to minimize the possibility that any Person who purchases such shares of

Common Stock will become the holder of 5% or more of the outstanding shares of Common Stock as a result of such purchase;

     (iii) in a sale in the public market, pursuant to Rule 144 of the General Rules and Regulations of the Securities Act or otherwise in compliance with applicable securities laws, in which sale Buyer and its Affiliates use their commercially reasonable efforts to effect such sale or transfer in a manner that would not reasonably be expected to cause a material disruption in the market for such shares of Common Stock and to minimize the possibility that any Person who purchases such shares of Common Stock will become the holder of 5% or more of the outstanding shares of Common Stock as a result of such purchase;

     (iv) subject to compliance with the Company’s right of first offer set forth in Section 8.02(b) below and, if applicable, to the Company’s right of last look set forth in Section 8.02(c), to any Third Party that is not a Substantial Competitor and is not listed on the prohibited purchaser list provided pursuant to Section 8.07(f);

     (v) in connection with a merger, consolidation, reorganization, recapitalization, tender offer, exchange offer, other similar transaction approved by a majority of Unaffiliated Directors, or a self-tender of the Company;

     (vi) as a bona fide pledge to a financial institution; or

     (vii) with the prior written consent of the Company.

     (b) (i) If, at any time following the Sale Restriction Termination Date, Buyer (or any of its Affiliates) desires to Transfer any shares of Common Stock to any Third Party pursuant to the provisions of Section 8.02(a)(iv), Buyer shall give notice (an “Offer Notice”) to the Company that Buyer desires to make such a Transfer and that sets forth the number of shares of Common Stock proposed to be Transferred by Buyer (the “Offered Securities”), the cash price per share that Buyer proposes to be paid for such Offered Securities (the “Offer Price”) and any other material terms sought by Buyer.

     (ii) The giving of an Offer Notice to the Company shall constitute an offer (the “Offer”) by Buyer to Transfer the Offered Securities to the Company for cash at the Offer Price and on the other terms set forth in the Offer Notice. The Company shall have a 30 day period (the “Offer Period”) in which to accept such Offer as to all of the Offered Securities by giving a notice of acceptance to Buyer prior to the expiration of such Offer Period. If the Company fails to notify Buyer prior to the expiration of the Offer Period, it shall be deemed to have declined such Offer.

     (iii) If the Company elects to purchase the Offered Securities, the Company shall purchase and pay, in immediately available funds by wire transfer to an account of Buyer designated by Buyer, by notice to the Company, for the Offered Securities within 20 Business Days after the date on which all such Offered Securities have been accepted; provided that, if the Transfer of such Offered Securities is subject to any prior regulatory approval, subject to Section 8.02(b)(iv)(C), the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 120 days.

     (iv) Upon the earlier to occur of (A) full rejection of the Offer by the Company, (B) the expiration of the Offer Period without the Company electing to purchase all of the Offered Securities and (C) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Securities by the Company within 150 days of full acceptance of the Offer, Buyer shall have a 60-day period during which to effect a Transfer of any or all of the Offered Securities on substantially the same or more favorable (as to Buyer) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price; provided that, if the Transfer is subject to regulatory approval, such 60-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received.

     Buyer may Transfer Offered Securities in accordance with this Section 8.02(b) for consideration other than cash only if Buyer has first obtained and delivered to the Company a representation in writing that the fair market value of the non-cash consideration that Buyer proposes to accept as consideration for such Offered Securities, together with any cash consideration, is at least equal to 100% of the Offer Price.

     (c) If at any time following the Sale Restriction Termination Date, Buyer desires to Transfer any shares of Common Stock to any Third Party pursuant to the provisions of Section 8.02(a)(iv) and the Buyer knows or has reason to know that after giving effect to such sale the Transferee of such shares will have Beneficial Ownership of more than 5% of the Voting Securities of the Company, then after complying with Buyer’s obligations under Section 8.02(b) and after receiving an offer by a Third Party to purchase the Offered Securities with respect to which the provisions of Section 8.02(b) were applied but before consummating any sale of such Offered Securities to such Third Party, Buyer will give the Company a second right to purchase the Offered Securities in accordance with the following procedures: After obtaining the Third Party offer, Buyer shall give the Company written notice of all of the material terms of such offer and shall provide the Company with a last opportunity to buy such Offered Securities at the same price and on the same terms set forth in Buyer’s notice. The Company shall deliver to Buyer a response notice within ten days of receipt of Buyer’s notice indicating whether the Company desires to purchase all of the Offered Securities at such price and on such terms and conditions. If the Company delivers a notice indicating a desire to purchase all of the Offered Securities within the ten day period, then Buyer shall sell such Offered Securities to the Company and the Company shall purchase such Offered Securities from Buyer at such price and on such terms. The closing of this sale and purchase shall take place within 20 Business Days after receipt by Buyer of the Company’s response notice. If the Company rejects the opportunity to buy all of the Offered Securities or fails to deliver a response notice to Buyer within the ten day period specified above, then Buyer shall be permitted to consummate the proposed sale with such Third Party on the terms set forth in Buyer’s notice to the Company or on any other terms that are less favorable to the Third Party than those set forth in such notice.

     Section 8.03. Pre-Closing Period. During the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries or any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (such Subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents and advisors, collectively, the “Company Representatives”) to, directly or indirectly:

     (i) solicit, initiate, or take any action to facilitate or encourage the submission of any Acquisition Proposal by a Third Party or otherwise initiate any process that is intended to, or is reasonably likely to lead to the making of an Acquisition Proposal by any Third Party (collectively, “Solicitation Actions”),

     (ii) enter into or participate in any discussion or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford any access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage in any manner any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal (collectively, “Solicitation Response Actions”),

     (iii) grant to any Third Party any waiver under or any release or any standstill or similar agreement or any Defensive Measure or redeem, modify, repeal or otherwise diminish any Defensive Measure for the benefit of any Third Party (collectively, “Defense Removal Actions”),

     (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to any Acquisition Proposal by any Third Party (collectively, “Agreement Actions”), or

     (v) agree or commit to take any of the actions described in this Section 8.03.

     Section 8.04. General Restrictions. (a) Notwithstanding anything to the contrary contained herein and in addition to any other restrictions set forth herein, until the earlier of (i) the Standstill Termination Date or (ii) such time as Buyer and its Affiliates Beneficially Own less than 19.8% of the outstanding shares of Common Stock, the Company will not and will not permit any Company Representative to, directly or indirectly, take any of the actions described in clauses (i) through (v) of Section 8.03 in respect of any Acquisition Proposal from a Third Party other than a 100% Acquisition Proposal payable in Permitted Consideration and that is approved by the Board after compliance with the terms of Article 8, as applicable. For purposes of the calculations of the percentage of ownership by Buyer and its Affiliates of outstanding shares of Common Stock effected pursuant to this Section 8.04(a), shares of Common Stock issued at any time after Closing, to any Person other than Buyer or any of its Affiliates, shall be excluded from such calculations, unless Buyer is entitled, pursuant to Section 2.04, to purchase additional securities of the Company in connection with such issuance, and, in each such case, until Buyer shall have had the opportunity to exercise its rights to purchase such additional securities pursuant to Section 2.04 and, in the event of such exercise, shall have completed such purchase.

     (b) Notwithstanding anything to the contrary contained herein, if the Company accepts any Acquisition Proposal from Buyer where the consideration consists, in whole or in part, of securities of Buyer, (i) the Company will be granted the opportunity, prior to signing a definitive agreement with Buyer, to perform a customary due diligence review of Buyer, (ii) the definitive agreement will provide that the Company will have customary access to books, records and management of Buyer during the period between the signing of the definitive agreement and closing, (iii) the definitive agreement would include representations and warranties relating to Buyer that are customary for public company merger or acquisition agreements and customary conditions including a material adverse change condition.

     (c) If, after the application of all of the procedures outlined in Sections 8.03 through 8.08 and compliance by the Company and the Board with the terms thereof, the Company accepts a Third-Party Acquisition Proposal that it has the right to accept hereunder, Buyer and its Affiliates will vote all of their Voting Securities for and against the Third-Party Acquisition Proposal in the same proportions as votes are cast by shareholders other than Buyer with respect to such Third-Party Acquisition Proposal.

     (d) For purposes of this Article 8 (including for purposes of comparing Acquisition Proposals and determining whether Buyer has matched another Acquisition Proposal) if any Acquisition Proposal is payable, in whole or in part in Permitted Consideration other than cash (the “Stock Currency”), the Stock Currency in such Acquisition Proposal will be valued at the arithmetic average of the weighted, by reference to daily trading volumes, average closing prices of such Stock Currency during the 20 trading day period ending prior to the date of the submission of such Acquisition Proposal to the Company.

     Section 8.05. First Standstill Period. During the First Standstill Period the following provisions shall apply:

     (a) The Company shall not, and shall not permit any Company Representative to, take any Solicitation Action, Solicitation Response Action, Defense Removal Action or Agreement Action except as permitted by Section 8.05(c).

     (b) The Company may, but shall have no obligation to, invite Buyer to make an Acquisition Proposal and if so invited then, notwithstanding Section 8.01, Buyer may, but shall have no obligation to, submit an Acquisition Proposal. The Company may specify in its invitation any terms or conditions which Buyer would have to satisfy if it were to make an Acquisition Proposal. Both the Company and Buyer shall have the right, at any time to terminate, for any reason or no reason, any negotiations or other discussions that result from the Company’s invitation. Regardless of whether the Company issues an invitation or whether Buyer makes an Acquisition Proposal, the Company shall continue to be bound by its obligations under Section 8.05(a).

     (c) If the Company receives an Acquisition Proposal from a Third Party and the Company has not breached its obligations under Section 8.05(a) (any such Acquisition Proposal being referred to herein as an “Unsolicited Acquisition Proposal”), then, subject to compliance with Section 8.04 and Section 8.08 and after having negotiated in good faith with the Buyer for a period of at least 30 days on an exclusive basis to determine whether it is possible to reach a mutually acceptable definitive agreement relating to a 100% Acquisition Proposal by Buyer, then and only then, the Company may, and may permit the Company Persons to take Solicitation Response Actions, Defense Removal Actions and Agreement Actions in connection with that Unsolicited Acquisition Proposal; provided that if the Company takes any Defense Removal Actions or Agreement Actions with respect to any Unsolicited Acquisition Proposal, the Sale Restriction Termination Date shall occur immediately. The Company (i) may reject all Acquisition Proposals made by Third Parties and Buyer but (ii) may not accept an Unsolicited Acquisition Proposal unless such Unsolicited Acquisition Proposal is higher than Buyer’s best offer after full compliance with Section 8.08.

     (d) If the Company accepts an Acquisition Proposal from Buyer whether as a result of the invitation process in Section 8.05(b) or otherwise, (i) the Company shall sign an Exclusive Agreement with Buyer; (ii) the Board will take all action required by it under the Charter, the Bylaws and Applicable Law to approve such Exclusive Agreement and will vote to approve Buyer’s Acquisition Proposal; (iii) the Board will convene a meeting of the Company’s shareholders and submit Buyer’s Acquisition Proposal to the shareholders for approval; (iv) subject to its fiduciary duty, the Board will recommend that the shareholders vote in favor of Buyer’s Acquisition; provided that, if the Board does not recommend that shareholders vote in favor of the Acquisition Proposal, the Board will express no opinion on the Acquisition Proposal; (v) Buyer shall be entitled to vote all of the Voting Securities Beneficially Owned by it (other than any Voting Securities that may be held by the Voting Trustee) in favor of Buyer’s Acquisition Proposal; and (vi) a Majority of the Minority Vote shall be required to approve Buyer’s Acquisition Proposal.

     Section 8.06. Second Standstill Period. During the Second Standstill Period, the following provisions shall apply:

     (a) The Company shall not, and shall not permit any Company Person to, take any Solicitation Action, Solicitation Response Action, Defense Removal Action or Agreement Action except as provided in this Section 8.06.

     (b) Buyer may, at any time in its sole discretion, make a 100% Acquisition Proposal at any price that is greater than $40 per share of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof); provided that, in making any such Acquisition Proposal, Buyer shall use reasonable best efforts (consistent with Applicable Law) to do so on a basis that would not require public disclosure of the fact or terms of the Acquisition Proposal. Upon receipt of any such 100% Acquisition Proposal, the Company and Buyer shall negotiate in good faith, and on an exclusive basis, for a period of 30 days to determine whether it is possible to reach a mutually acceptable definitive agreement relating to the 100% Acquisition Proposal made by Buyer.

     (c) If the Company and Buyer reach such an agreement, then the provisions of clauses (B) through (E) in Section 8.06(d) below shall apply to such agreement. If, during such 30-day period, the Company and Buyer are not able to reach an agreement, then the Company shall either (i) conduct an Appraisal Process (as defined below) or (ii) conduct a Third-Party Transaction Market Check (as defined below).

     (d) If (i) the Company decides to use the Appraisal Process and such Appraisal Process results in the determination of an appraisal price (the “Appraisal Price”), and Buyer agrees to pay the higher of the Appraisal Price or

$40 per share (adjusted as provided above), (ii) the Company selects the Third-Party Transaction Market Check, and Buyer agrees to pay the higher of (x) the best price resulting from the Third-Party Transaction Market Check after giving effect to Buyer’s rights under Section 8.08 or (y) $40 per share (adjusted as provided above), (iii) the Company and Buyer reach agreement on the terms of a 100% Acquisition Proposal by Buyer without engaging in an Appraisal Process or a Third-Party Transaction Market Check or (iv) the Company engages in an Appraisal Process or a Third-Party Transaction Market Check as permitted above and Buyer does not match the price resulting from such Appraisal Process or Third-Party Transaction Market Check but the Board nonetheless accepts a 100% Acquisition Proposal by Buyer at a price lower than the price resulting from the Appraisal Process or Third-Party Transaction Market Check, then (A) the Company and Buyer shall enter into an Exclusive Agreement relating to the 100% Acquisition Proposal on the terms determined pursuant to clause (i), (ii), (iii) or (iv) above, as applicable (any such 100% Acquisition Proposal, a “Second Period Accepted Acquisition Proposal”), (B) the Board will take all action required of it under the Charter, the Bylaws and Applicable Law to approve such Exclusive Agreement and will vote to approve the Second Period Accepted Acquisition, (C) the Board will convene a meeting of the Company’s shareholders to approve the Second Period Accepted Acquisition Proposal and, subject to its fiduciary duties, will recommend that the shareholders vote in favor of the Second Period Accepted Acquisition Proposal; provided that, if the Board does not recommend that the shareholders vote in favor of Buyer’s 100% Acquisition Proposal, the Board will express no opinion on the Acquisition Proposal, (D) Buyer shall be entitled to vote all of the Voting Securities Beneficially Owned by it (other than any such Voting Securities as may be held by the Voting Trustee) in favor of the Second Period Accepted Acquisition Proposal, and (E) a vote in favor of the Second Period Accepted Acquisition Proposal by the holders of (x) a majority of all outstanding Voting Securities and (y) by the holders of a majority of the Voting Securities held by persons other than Buyer and its Affiliates that are present and voting at the meeting (a “Majority of the Minority Vote”) shall be required to approve such 100% Acquisition Proposal.

     (e) For purposes of this Agreement, “Appraisal Process” means taking the following steps: (1) the Company shall notify Buyer no later than ten Business Days after completion of the 30-day exclusive negotiating period referenced in Section 8.06(b), (2) no later than ten Business Days after delivery of the notice of the Company’s intention, the Unaffiliated Directors will select and identify to Buyer an internationally recognized investment banker or appraiser (the “First Appraiser”) and Buyer will select and identify to the Company a different internationally recognized investment banker or appraiser (the “Second Appraiser”), (3) the date on which both the First Appraiser and the Second Appraiser have been selected and identified will be considered to be the “Start Date” (4) the Company and Buyer will cooperate with the First Appraiser and the

Second Appraiser and will share with each of such appraisers all information relevant to a valuation of the Company, (5) within 30 Business Days after the Start Date, the First Appraiser and the Second Appraiser will each determine its preliminary view of the Fair Market Value of the Company (as defined below) and will consult with each other with respect to their respective preliminary values, (6) on or prior to the 45th Business Day after the Start Date, the First Appraiser and the Second Appraiser will each render to the Board and the Buyer their respective written reports on the Fair Market Value of the Company; provided that if either the First Appraiser, the Second Appraiser or the Third Appraiser (as defined below), if any, delivers a range of values rather than a specific value, then that appraiser’s Fair Market Value of the Company shall be deemed to be the midpoint of the range specified by such appraiser, (7) if the higher of the two Fair Market Values of the Company determined (or deemed to be determined pursuant to the proviso set forth in clause (6) above) by the First Appraiser or Second Appraiser (the “High Value”) is not more than 110% of the lower of the two Fair Market Values of the Company determined (or deemed to be determined pursuant to the proviso in clause (6) above) by the First Appraiser and the Second Appraiser (the “Low Value”), then, the Fair Market Value of the Company determined by such appraisers will be the average of the High Value and the Low Value, (8) if the High Value is more than 110% of the Low Value, then, not more than 60 Business Days after the Start Date, the First Appraiser and the Second Appraiser will together designate another internationally recognized investment banker or appraiser that has no current material business relationship with either the Company or Buyer (the “Third Appraiser”), who will not be informed of the value determined (or deemed to be determined pursuant to the proviso in clause (6) above) by the First Appraiser and Second Appraiser, (9) the Third Appraiser will make a determination of the Fair Market Value of the Company and deliver its written report to the Unaffiliated Directors and Buyer (the “Third Value”) not more than 30 Business Days after the Third Appraiser is designated, (10) if the Third Value is within the middle one third of the range of values between the High Value and the Low Value (the “Mid-Range”), the Fair Market Value of the Company will be the Third Value, and (11) if the Third Value does not fall within the Mid-Range, the Fair Market Value of the Company will be the average of (A) the Third Value and (B) either (x) the High Value or (y) the Low Value, whichever is closest to the Third Value; provided that the Fair Market Value of the Company shall not be less than the Low Value nor greater than the High Value.

     (f) For purposes of this Agreement “Fair Market Value of the Company” means the price that would be paid for all of the Company’s capital stock by a willing buyer to a willing seller, in an arm’s length transaction, as if the Company did not have a shareholder owning 10% or more of the outstanding Common Stock and the buyer was acquiring all of such Company’s capital stock, and assuming that the Company was being sold in a manner designed to attract all possible participants to the sales process (including Buyer), and to maximize shareholder value, with both buyer and seller in possession of all material facts concerning the Company and its business; provided that, in all cases, (i) the Fair Market Value of the Company will include a control premium and there will be no minority illiquidity discount, (ii) the Fair Market Value of the Company shall be determined on the assumption that in a competitive acquisition market with Buyer and other prospective buyers, the Company would be at least as valuable to other prospective buyers as to Buyer, (iii) the Fair Market Value of the Company will take into consideration (xx) the trading activity (volume and price) and history of the Company’s stock, and (yy) the Company’s most recent “unaffected” public market stock price, (iv) in making the determination of Fair Market Value of the Company, there will be no discount included in any valuation of the Company due to the fact that there may be few potential buyers for the Company due to any real or perceived restrictions placed on the Company because of this Agreement (including Buyer’s right of last look) or the fact that Buyer owns more than 10% of the outstanding Common Stock of the Company; and provided further that no solicitation of Third Parties shall be permitted in determining Fair Market Value of the Company. Upon the final determination of the Fair Market Value of the Company in accordance with this Section, Buyer shall have 15 Business Days to revise its previously submitted 100% Acquisition Proposal so that the purchase price contained therein, as so revised, meets or exceeds the higher of (i) Fair Market Value of the Company determined in accordance with this Section 8.06 and (ii) $40 per share.

     (g) For purposes of this Agreement “Third-Party Transaction Market Check” means the solicitation from Third Parties of firm offers with respect to a 100% Acquisition Proposal which process shall not take longer than 60 days and which will require all such Third Parties approached to sign customary confidentiality and standstill agreements.

     (h) If the Company receives an Unsolicited Acquisition Proposal at any time before Buyer makes a 100% Acquisition Proposal permitted under Section 8.06(b), the Company shall deliver to Buyer a written notice indicating that it has received such Unsolicited Acquisition Proposal, identifying all material terms of such Unsolicited Acquisition Proposal and stating that, as a result thereof, Buyer has a right to make a 100% Acquisition Proposal to the Company as contemplated by Section 8.06(b) . If, within ten Business Days after receipt of such notice, Buyer submits a 100% Acquisition Proposal at a price per share in excess of $40 (adjusted as provided above), the Company shall be obligated to complete the procedure contemplated by Section 8.06(b) through (d) in its entirety before taking any Solicitation Response Action, Defense Removal Action or Agreement Action with respect to the Unsolicited Acquisition Proposal. In the event that either (i) Buyer does not submit a 100% Acquisition Proposal during such ten Business Day period or (ii) Buyer does submit a 100% Acquisition Proposal during such period and the application of the procedure set forth in Section

8.06(b) does not result in a Second Period Accepted Acquisition Proposal and the Company shall have complied with Sections 8.04, 8.06(h) and 8.08 then, and only then, shall the Company be permitted to take any Solicitation Response Action, Defense Removal Action or Agreement Action in connection with any Unsolicited Acquisition Proposal; provided that the Company shall not be permitted to take any such actions unless (x) the Unsolicited Acquisition Proposal is at a price in excess of $40 per share (adjusted as provided above) and (y) the Company has given effect to Buyer’s rights under Section 8.08. If the application of the procedure set forth in Section 8.06(b) through (d) results in a Second Period Accepted Acquisition Proposal, then the Company and Buyer shall take the actions in respect thereof contemplated by Section 8.06(d)(A) through (E). For the avoidance of doubt, in no event shall the Company be required to accept any 100% Acquisition Proposal from Buyer or any Third Party during the Second Standstill Period at a price less than $40 per share (adjusted as provided above).

     (i) If Buyer makes an Acquisition Proposal under this Section 8.06 and the Company fulfills all of its obligations under this Section 8.06 but the application of all of the provisions hereof does not result in the acceptance of an Acquisition Proposal by the Company, the Buyer shall have the right to initiate the process contemplated by this section by making an Acquisition Proposal only one more time during the Second Standstill Period.

     Section 8.07. Third Standstill Period. During the Third Standstill Period, the following provisions shall apply:

     (a) Except as permitted pursuant to Section 8.07(b) or Section 8.07(d), the Company shall not, and shall not permit any Company Representative to, take any Solicitation Action, Solicitation Response Action, Defense Removal Action or Agreement Action.

     (b) Buyer may, at any time and in its sole discretion, make a 100% Acquisition Proposal; provided that, in making any such 100% Acquisition Proposal, Buyer shall use reasonable best efforts (consistent with Applicable Law) to do so on a basis that would not require public disclosure of the fact or terms of the 100% Acquisition Proposal. Upon receipt of any such 100% Acquisition Proposal, the Company shall have the right, in its sole discretion, and exercisable by delivering written notice to Buyer no later than ten Business Days after receipt of Buyer’s 100% Acquisition Proposal to require that Buyer delay making its Acquisition Proposal for a period of up to 270 days and, if the Company makes such request Buyer shall withdraw its request and shall not make another Acquisition Proposal until the end of such 270-day period (or such shorter period as the Company may have requested) (the “Company Deferral Period”); provided that (i) the Company shall only be entitled to exercise this right once during the Third Standstill Period, (ii) the Company Deferral Period shall not in any event extend beyond the date that is three months from the end of the Third

Standstill Period, and (iii) if the Company exercises this right at a time during the Third Standstill Period when either the deferral requested will not expire until after the expiration of the Third Standstill Period, or after the end of the Company Deferral Period there shall remain less than six months in the Third Standstill Period, then, at Buyer’s request, the Third Standstill Period shall be extended to the date which is six months after the expiration of the Company Deferral Period.

     (c) Upon the receipt of any 100% Acquisition Proposal after the expiration of the Company Deferral Period or as to which no deferral is requested, the Company and Buyer shall negotiate in good faith, and on an exclusive basis, for a period of 90 days to determine if it is possible to reach a mutually acceptable definitive agreement relating to the 100% Acquisition Proposal made by Buyer. If the Company and Buyer reach such an agreement then the provisions of clauses (B) through (E) below shall apply to such Agreement. If, during such 90 day period, the Company and Buyer are not able to reach an agreement then the Company shall either (i) conduct an Appraisal Process and, as a result thereof determine the Appraisal Price or (ii) conduct a Third-Party Transaction Market Check. If (i) the Company uses the Appraisal Process and Buyer matches the Appraisal Price, (ii) the Company selects the Third-Party Transaction Market Check and Buyer matches the best price resulting from such Third-Party Transaction Market Check, (iii) the Company and Buyer reach agreement on the terms of a definitive agreement without engaging in an Appraisal Process or a Third-Party Market Transaction Check or (iv) the Company engages in either an Appraisal Process or a Third-Party Transaction Market Check, Buyer does not match the Appraisal Price or the best price resulting from the Third-Party Transaction Market Check, as applicable, but the Board nonetheless accepts Buyer’s 100% Acquisition Proposal, (A) the Company and Buyer shall enter into an Exclusive Agreement relating to the 100% Acquisition Proposal on the terms determined pursuant to clause (i), (ii), (iii) or (iv), as applicable (any such Acquisition Proposal, a “Third Period Accepted Acquisition Proposal”), (B) the Board will take all action required of it under the Charter, the Bylaws and Applicable Law to approve such Exclusive Agreement and will vote to approve the Third Period Accepted Acquisition Proposal, (C) the Board will convene a meeting of the Company’s shareholders to approve such Third Period Accepted Acquisition Proposal and, subject to its fiduciary duties, will recommend that the shareholders vote in favor of such Third Period Accepted Acquisition Proposal; provided that if the Board does not recommend that the shareholders vote in favor of Buyer’s 100% Acquisition Proposal, the Board will express no opinion on the Acquisition Proposal, (D) Buyer shall be entitled to vote all of the Voting Securities Beneficially Owned by it (other than any such Voting Securities as may be held by the Voting Trustee) in favor of such Third Period Accepted Acquisition Proposal, and (E) a vote in favor of such Third Period Accepted Acquisition Proposal by the holders of (x) a majority of all outstanding Voting

Securities and (y) a Majority of the Minority Vote shall be required to approve such Third Period Accepted Acquisition Proposal.

     (d) The Company shall have a right at any time during the Third Standstill Period to initiate a process intended to, or reasonably likely to lead to, the making of an Acquisition Proposal by a Third Party or otherwise take a Solicitation Action provided that it first follows the following procedure. First, the Company must deliver to Buyer a written notice inviting Buyer to make a 100% Acquisition Proposal. Buyer shall have the same deferral rights with respect to the Company’s invitation as the Company has with respect to Buyer’s Acquisition Proposal under Section 8.07(b) . If, within ten Business Days after the end of any deferral period not exceeding 270 days selected by Buyer (the “Buyer Deferral Period”) or within ten Business Days after receipt of the Company’s invitation if Buyer does not exercise its deferral rights, Buyer makes a 100% Acquisition Proposal, then the provisions of Sections 8.07(b) and 8.07(c) shall apply. If Buyer does not make an Acquisition Proposal within such ten-day period, then, and only then, and subject to Section 8.04 and Section 8.08, the Company shall be permitted to take Solicitation Actions, Solicitation Response Actions, Defense Removal Actions and Agreement Actions in connection with any 100% Acquisition Proposal from any Third Party.

     (e) If the Company receives an Unsolicited Acquisition Proposal at any time (i) before Buyer makes (taking into account any deferral right exercised by the Company) a 100% Acquisition Proposal permitted under Section 8.07, (ii) before the Company delivers any notice under Section 8.07(d) or (iii) after the delivery by the Company of the notice contemplated by Section 8.07(d) but before the expiration of the ten Business Day time period during which Buyer may respond to such notice, then in such event, the Company shall deliver to Buyer a written notice indicating that it has received such Unsolicited Acquisition Proposal, identifying all material terms of such Unsolicited Acquisition Proposal and stating that, as a result thereof, Buyer has a right to make a 100% Acquisition Proposal to the Company as contemplated by Section 8.07(b) . If, within ten Business Days after receipt of such notice, Buyer submits a 100% Acquisition Proposal, the Company and Buyer shall be obligated to complete the procedure contemplated by Section 8.07(b) and 8.07(c) in its entirety. Only in the event either that (i) Buyer does not submit a 100% Acquisition Proposal during such ten Business Day period or (ii) Buyer does submit a 100% Acquisition Proposal during such period and the application of the procedure set forth in Section 8.07(b) and 8.07(c) does not result in a Third Period Accepted Acquisition Proposal, then, and only then, shall the Company be permitted to take any Solicitation Response Action, Defense Removal Action or Agreement Action in connection with such Unsolicited Acquisition Proposal. If the application of the procedure set forth in Section 8.07(b) and 8.07(c) results in a Third Period Accepted Acquisition Proposal, then the Company and Buyer shall take the actions in respect thereof contemplated by clauses (A) through (E) of Section 8.07(c) .

     (f) Within 30 days of the earlier to occur of the Standstill Restriction Termination Date and the Sale Restriction Termination Date, the Company shall deliver to Buyer a list of prohibited purchasers containing no more than five prohibited purchasers as contemplated by Section 8.02.

     Section 8.08. First Look and Last Look Rights. (a) Notwithstanding anything to the contrary in this Agreement, from the date hereof until the earlier of (i) the end of the Third Standstill Period or (ii) the date on which the Company consummates an Acquisition Proposal made by a Person or Group other than Buyer, the Company shall notify Buyer promptly (but in no event later than 24 hours) after receipt by the Company (or any Company Representative) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing (the “Acquisition Proposal Notice”) and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.

     (b) Upon the receipt by Buyer, at any time during the First Standstill Period, the Second Standstill Period or the Third Standstill Period, of any Acquisition Proposal Notice, Buyer shall have, in addition to the specific rights set forth in Sections 8.05, 8.06 and 8.07 and after the application thereof, the exclusive right to negotiate with the Company with respect to the 100% Acquisition Proposal for a period of 30 days. During such 30-day period, the Company may not take any Solicitation Response Actions, Defense Removal Actions or Agreement Actions in connection with Acquisition Proposals made by Persons other than Buyer. At the end of such 30-day period, if Buyer has not made a 100% Acquisition Proposal that is at least as favorable to the stockholders of the Company (other than Buyer) as the unsolicited 100% Acquisition Proposal, the Company may take Solicitation Response Actions in connection with such unsolicited 100% Acquisition Proposal but only concurrently with providing Buyer written notice advising Buyer that it intends to take such actions. The Company shall continue to advise Buyer after taking such actions. If the Company subsequently intends to take a Defense Removal Action or an Agreement Action concerning such unsolicited 100% Acquisition Proposal, the Company shall notify Buyer promptly of its intention to take such action, attaching the most recent version of the relevant agreement, agreement in principle, letter of intent, term sheet or similar instrument (or a description of all material terms and conditions thereof), and shall not enter into any such agreement, letters, term sheets or instruments with any Person unless Buyer has failed to make a 100% Acquisition Proposal that is at least as favorable to the stockholders of the Company as the 100% Acquisition Proposal (or description thereof) delivered to Buyer within 30 days. If Buyer has made such a 100% Acquisition Proposal within such 30-day period, then (A) Buyer and the Company shall enter into an Exclusive Agreement with respect to such proposal, (B) the Board will take all action required of it under the Charter, the Bylaws and Applicable Law to approve such Exclusive Agreement and vote to approve such proposal, (C) the Board will convene a meeting of the Company’s shareholders to approve such proposal and, subject to its fiduciary duties, will recommend that the shareholders vote in favor of such proposal; provided that if the Board does not recommend that the shareholders vote in favor of Buyer’s 100% Acquisition Proposal, the Board will express no opinion on the Acquisition Proposal, (D) Buyer shall be entitled to vote all of the Voting Securities Beneficially Owned by it (other than any such Voting Securities as may be held by the Voting Trustee) in favor of such proposal, and (E) a vote in favor of such proposal by the holders of (x) a majority of all outstanding Voting Securities and (y) a Majority of the Minority Vote shall be required to approve such proposal. For the avoidance of doubt, in no event shall the Company be required to accept any 100% Acquisition Proposal from Buyer or any Third Party during the Second Standstill Period at a price less than $40 per share (adjusted as provided above).

     Section 8.09. Post-Standstill Period. During the period commencing on the day after the last day of the Standstill Period and ending on the first day on which Buyer and its Affiliates no longer Beneficially Own 10% of the outstanding Common Stock and no representative of Buyer is a member of the Board (the “Post-Standstill Period”), Buyer shall not, and shall not permit any of its Affiliates to, take any Hostile Action.

     Section 8.10. Tender Offer Option. If, but only if, the Board breaches its commitments under Sections 8.04, 8.05, 8.06, 8.07 or 8.08 to approve the Exclusive Agreements referred to therein and to cause such Exclusive Agreements to be executed by the Company to take all action required of it under the Charter, the Bylaws and Applicable Law to approve such Exclusive Agreement, to vote in favor of a Buyer Acquisition Proposal that is required to be accepted by the Company in accordance with the terms of such sections, to convene a meeting of the Company’s shareholders to approve such a Buyer Acquisition Proposal and, subject to its fiduciary duty, to recommend that the shareholders of the Company vote in favor of such Buyer Acquisition Proposal, then Buyer shall be permitted to commence a tender offer for shares of the Common Stock; provided that (a) the offer price and consideration in such tender offer shall be the same (both in amount and in form of consideration) as the price that would otherwise have been reflected in the Exclusive Agreement contemplated by the terms of Sections 8.05, 8.06, 8.07 or 8.08, as the case may be, (b) the offer shall be an offer for all of the outstanding shares of Common Stock, (c) the offer shall be subject to the requirement that holders of at least a majority of the outstanding shares not owned by Buyer tender their shares in the offer and (d) subject to obtaining any required approval of the Board, the offer will obligate Buyer, after completion of the tender offer, to complete a merger in which all holders of Common Stock who did not tender in the offer will receive the same price and consideration per share (both in amount and in form of consideration) as the price and consideration per share paid in the offer.

     Section 8.11. Board Representation. (a) Upon the Closing, the Company shall increase the size of the Board by two directors so that upon such increase, (i) the Board shall consist of ten Directors (taking into account the closing under the Independence Transaction) and (ii) the Board shall elect as directors to fill these two vacancies two persons designated by Buyer who shall be reasonably acceptable to the Company and to the Board. Subject to Section 8.11(b) below, one such person shall serve as a director in the class of directors whose term expires in 2007 and the other such person shall serve as a director in the class of directors whose term expires in 2008.

     (b) So long as Buyer and its Affiliates Beneficially Own at least 19.8% and not more than 24.9% of the outstanding shares of Common Stock, the Company shall continue to nominate and recommend for election two persons designated by Buyer to serve as directors on the Board who shall be nominated to serve in the respective class of their respective predecessors; provided that, upon any increase in the size of the Board, the Board shall elect as directors to fill such newly created vacancies persons designated by Buyer in sufficient number so that the number of directors serving on the Board who have been designated by Buyer shall in no event represent less than 20% or more than 25% of the total number of directors, and the Company shall continue to nominate and recommend for election such persons designated by Buyer. So long as Buyer and its Affiliates Beneficially Own less than 19.8% but more than 10% of the outstanding shares of Common Stock, the Company shall continue to nominate and recommend for election one person designated by Buyer to serve as a director on the Board. If Buyer and its Affiliates beneficially own more than 24.9% of the outstanding shares of Common Stock and Buyer has not breached any of its obligations hereunder, Buyer shall be entitled to Board representation proportional to its ownership. Upon the death, disability, retirement, resignation or other removal of a director designated by Buyer, the Board shall elect as a director to fill the vacancy so created a person designated by Buyer to fill such vacancy. For purposes of the calculations of the percentage of ownership by Buyer and its Affiliates of outstanding shares of Common Stock effected pursuant to this Section 8.11(b), shares of Common Stock issued at any time after Closing, to any Person other than Buyer or any of its Affiliates, shall be excluded from such calculations, unless Buyer is entitled, pursuant to Section 2.04, to purchase additional securities of the Company in connection with such issuance, and, in each such case, until Buyer shall have had the opportunity to exercise its rights to purchase such additional securities pursuant to Section 2.04 and, in the event of such exercise, shall have completed such purchase. Under the circumstances described in this paragraph in which Buyer is not entitled to designate persons to serve as directors on the Board, Buyer shall cause such designated persons to resign as members of the Board.

     (c) Promptly following the Closing, the Company shall appoint at least one of the directors designated by Buyer to each committee of the Board; provided that a director designated by Buyer shall not be appointed to a committee of the Board if counsel to the Company advises the Company and Buyer that the appointment of such designee to a committee of the Board would violate Applicable Law, any rule or regulation of a stock exchange on which the Company’s Common Stock is listed or the Company’s written “Corporate Governance Guidelines” and committee charters (true and complete copies of which have been provided to Buyer) as in effect on the date hereof (with such amendments as are required by Applicable Law or approved by the affirmative vote of the Board including at least one director designated by Buyer). To the extent no director designated by Buyer is permitted to serve on a particular committee under Applicable Law, such rules and regulations or charter, the Company shall take all necessary action to permit a director to attend each meeting of such committee as a non-voting observer to the extent permitted by Applicable Law or such rules and regulations.

     (d) Promptly following the Closing, the Company shall appoint at least one of the directors designated by Buyer to the Board of Directors of the Bank to serve as long as Buyer is entitled to designate one or more persons to serve on the Board.

     (e) Upon the Closing, Buyer shall appoint the Chief Executive Officer of the Company to the Board of Directors of Buyer. Upon the death, disability, retirement, resignation or other removal of any person from the position as Chief Executive Officer of the Company, the Company shall cause such person to resign, or Buyer shall remove such person, as applicable, from the Board of Directors of Buyer and the successor Chief Executive Officer of the Company (if reasonably acceptable to Buyer) shall thereafter be appointed to the Board of Directors of Buyer. The obligations of Buyer under this Section 8.11(e) shall terminate upon the earlier of (i) Buyer owning less than 10% of the outstanding shares of Common Stock and (ii) the Company breaching any of its obligations or covenants under this Agreement. Under the circumstances described in clauses (i) and (ii) in the immediately preceding sentence, the Company shall cause its Chief Executive Officer to resign as a director of the Board of Directors of Buyer and such person shall no longer serve as a director of the Board of Directors of Buyer.

     Section 8.12. Approval Rights. From the Closing Date until the expiration of the Standstill Period, each of the following actions of the Board shall require the affirmative vote of the Board, such approval to include the affirmative vote or consent of at least one of the directors designated by Buyer:

     (a) Removal of the Chief Executive Officer of the Company; provided that the Board shall consult with Buyer in good faith before selecting any new chief executive officer and the chief executive officer selected by the Board must be reasonably acceptable to Buyer;

     (b) Expansion in the size of the Board to over 12 directors; and

     (c) Any amendments to the Bylaws other than modifications referred to in Section 8.13 effected in order to give effect to the terms set forth in this Section 8.12.

     Section 8.13. Certain Actions. The Company and the Board shall, from the date hereof until the termination of this Agreement pursuant to Section 12.01, take or cause to be taken all lawful action necessary or appropriate, including, without limitation, by modifying the bylaws or other organizational documents of the Company or any Company Subsidiary to ensure that at all such times the provisions of the bylaws and of any organizational documents of the Company and any applicable Company Subsidiary (a) facilitate and do not at any time conflict with any provision of this Agreement, including Sections 8.05 and 8.06 and (b) permit Buyer to receive the benefits to which Buyer is entitled under this Agreement, including Sections 8.05 and 8.06.

     Section 8.14. Voting Arrangements. (a) In addition to the provisions of Section 8.04(d), provided that the Company has not breached any of its obligations set forth in Section 8.11, during the period commencing on the PA Law Termination Date and ending on the Standstill Termination Date, Buyer shall vote and cause to be voted all Voting Securities (other than any Voting Securities deposited with the Voting Trustee) Beneficially Owned by Buyer and its Affiliates (i) for persons nominated and recommended by the Board for election as directors of the Board (so long as Buyer’s designees have been nominated and recommended) and against any person nominated for election as a director by any other Person and (ii) as directed by the Board with respect to an Acquisition Proposal (other than an Acquisition Proposal made by Buyer) opposed by the Board; provided that Buyer shall vote its Voting Securities in connection with an Acquisition Proposal by a Third Party in proportion to the votes cast by shareholders of the Company other than Buyer, its Affiliates or the Voting Trustee to the extent provided in Section 8.04(c) and otherwise may vote its Voting Securities against an Acquisition Proposal by a Third Party that the Board recommends to shareholders.

     (b) Except as provided in Section 8.14(a), Buyer and its Affiliates may vote all of their Voting Securities (other than any Voting Securities deposited with the Voting Trustee) in their sole discretion.

ARTICLE 9
POST ACQUISITION COVENANTS

     Section 9.01. Company Headquarters. The Company agrees to maintain the headquarters office of the Company in the city in which it is located as of the date of this Agreement or in another location mutually agreed by the Company and Buyer until at least the earlier of (a) the date of acquisition by Buyer of all the Voting Securities of the Company, (b) the date of termination of this Agreement pursuant to Section 12.01 or (c) a Change in Control of the Company (other than as a result of an acquisition by Buyer of all the Voting Securities of the Company). Buyer agrees that, if it acquires 100% of the Voting Securities of the Company, Buyer will maintain the headquarters office of the Company in its present or in another location reasonably acceptable to Buyer and the Incumbent Directors for a period of five years after completion of such acquisition.

     Section 9.02. The Company Board. (a) Subject to any requirement for shareholder approval to increase the size of the Board to the number required to give effect to this Section 9.02, promptly after any consummation of any 100% Acquisition Proposal by Buyer, Buyer will cause the Company and the Board to take such action as may be required to increase the size of the Board to a number of members such that (i) all of the individuals who are members of the Board at the time of the consummation of the 100% Acquisition Proposal (the “Incumbent Directors”) may continue to be members of the Board and (ii) individuals designated or nominated by Buyer shall constitute a majority (or, if at such time under the terms of the Charter or Bylaws or under Applicable Law, any higher percentage of the members of the Board is required to take any Board action, then such that the number of the individuals designated or nominated by Buyer constitutes that higher percentage of the Board members). For a period of ten years after consummation of the 100% Acquisition Proposal by Buyer, subject to Applicable Law, Buyer will continue to nominate Incumbent Directors (or successors selected by Incumbent Directors) for reelection to the Board upon the expiration of the term of office of any Incumbent Director and will vote all Voting Securities held by it in favor of the election of the Incumbent Director so nominated.

     (b) The Incumbent Directors (other than those designated by Buyer) shall have the right to enforce, including by specific performance as set forth in Section 13.12, the Obligations of Buyer set forth in this Article 9 with respect to the Company after the consummation of the 100% Acquisition Proposal by Buyer.

     Section 9.03. Exclusive Acquisition Vehicle. Following the acquisition by Buyer of 100% of the Voting Securities of the Company, subject to Applicable Law, the Buyer will contribute to the Company any businesses in the U.S. and its territories that Buyer or its Affiliates may have acquired since the Closing Date, and for a period of ten years after the acquisition by Buyer of 100% of the Voting Securities of the Company, the Company shall be the exclusive vehicle for acquisitions by Buyer and its Affiliates in the U.S.; provided that, if such contribution to the Company or acquisition by the Company would cause materially adverse tax consequences for Buyer, Buyer and the Company will work together to find a solution so the contribution or acquisition can be done to or by the Company without creating materially adverse tax consequences for Buyer.

     Section 9.04. Change in Control. Notwithstanding the other provisions of this Article 9, at any time after consummation of a 100% Acquisition Proposal by Buyer, Buyer’s obligations under Sections 9.01, 9.02 and 9.03 shall expire at such time, if any, as Buyer no longer owns at least a majority of the Company’s Voting Securities or if Buyer’s representatives no longer constitute a majority of the members of the Board.

ARTICLE 10
CONDITIONS TO CLOSING

     Section 10.01. Conditions to Obligations of Buyer and the Company. The obligations of Buyer and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) No provision of any Applicable Law shall prohibit the consummation of the Closing.

     (b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained, including the approval of the Bank of Spain, the approval of the Federal Reserve Board under Section 4(j) of the BHC Act and any change-in-control filings with any state insurance regulatory authority, and no approval shall contain any condition or requirement that would reasonably be expected to have a Material Adverse Effect or Buyer Material Adverse Effect.

     (c) All of the conditions to closing under the Independence Agreement shall have been satisfied or waived (with the consent of Buyer to the extent any such waiver was granted by the Company) in accordance with the terms of the Independence Agreement such that the closing of the transactions contemplated by this Agreement and the closing of the transactions contemplated by the Independence Agreement shall occur substantially simultaneously.

     Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date other than its obligations under Section 5.01(b);

     (b) the Company shall have performed all of its obligations under Section 5.01(b) except to the extent that its failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

     (c) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all respects at and as of the Closing Date as if made at and as of such time (unless any such representation and warranty speaks as of an earlier specified date, in which event such representation and warranty shall be true in all respects as of such specified date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.09(a)) relating to materiality or a Material Adverse Effect; and provided further, that for purposes of this condition, such representations and warranties (other than the representation and warranty set forth in Section 3.09(a), which shall be true in all respects) shall be deemed to be true in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and Buyer shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect.

     Section 10.03. Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

     (b) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date; and

     (c) the Company shall have received a certificate signed by the General Secretary of Buyer to the foregoing effect.

ARTICLE 11
SURVIVAL

     Section 11.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing. The representations and warranties of the parties hereto contained in this Agreement shall be deemed made only as of the date hereof and as of the Closing Date, in each case unless a different date is specified in the representation and warranty.

ARTICLE 12
TERMINATION

     Section 12.01. Grounds for Termination. This Agreement may be terminated at any time:

     (a) by mutual written agreement of the Company and Buyer;

     (b) by either the Company or Buyer if the Closing shall not have been consummated on or before September 30, 2006, unless the failure of the Closing to be consummated by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of its covenants or agreements set forth herein or, in the case of the Company, in the Independence Agreement;

     (c) by either the Company or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

     (d) by either the Company or Buyer, if the Independence Agreement shall have been terminated;

     (e) by Buyer upon the occurrence of any of the following:

     (i) any Person (other than Buyer and its Affiliates) shall have acquired Beneficial Ownership of shares of Common Stock representing more than 10% of all outstanding shares of Common Stock other than as a result of any Transfer by Buyer or its Affiliates pursuant to Section 8.02;

     (ii) the Board approves or the Company enters into a definitive agreement or agreement in principle with respect to an Acquisition Proposal made by a Person other than Buyer or announces an intention to accept such an Acquisition Proposal or enter into such agreement;

     (iii) prior to Closing, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by September 30, 2006 and Buyer shall have given the Company 30 days’ prior written notice specifying in reasonable detail the nature of such breach; provided that Buyer has not materially breached its obligations hereunder;

     (iv) following Closing, a material breach of any covenant or agreement required to be performed under this Agreement or any of the agreements contemplated by this Agreement by the Company; or

     (v) the members of the Board who hold such office on the date of this Agreement and such persons nominated or appointed to the Board or recommended for election by a majority of such members after the date of this Agreement shall cease to constitute a majority of the Board; or

     (f) by the Company upon the occurrence of any of the following:

     (i) prior to Closing, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by September 30, 2006 and the Company shall have given Buyer 30 days’ prior written notice specifying in reasonable detail the nature of such breach; provided that the Company has not materially breached its obligations hereunder;

     (ii) following Closing, a material breach of any covenant or agreement required to be performed under this Agreement by Buyer; or

     (iii) upon the occurrence of a Buyer Change in Control.

The party desiring to terminate this Agreement pursuant to Section 12.01 shall give notice of such termination to the other party.

     Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (a) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant or agreement of this Agreement or (c) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.07, 5.08, 6.01, 7.03, 8.01 (solely in the case of a termination under Section 12.01(e)(ii) until consummation of such Acquisition Proposal with respect to the restrictions in clauses (a), (b) and (c)), 8.04(c) (solely in the case of a termination under Section 12.01(e)(ii) with respect to such Acquisition Proposal and in the case of a termination under Section 12.01(f)(ii)), 8.09, 13.01, 13.04, 13.06, 13.07 and 13.08 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

     Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Banco Santander Central Hispano, S.A.
Ciudad Grupo Santander
Avda. de Cantabria, s/n-28660
Boadilla del Monte
Madrid, Spain
Attention: Ignacio Benjumea, General Secretary
Facsimile No.: 34-91-259-6634

     with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Diane G. Kerr
Facsimile No.: 212-450-3800
E-mail: diane.kerr@dpw.com

     if to the Company, to:

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610
Attention: President
Facsimile No.: 610-208-6143

     with a copy to:

Stevens & Lee
111 North Sixth Street
P.O. Box 679
Reading, Pennsylvania 19603
Attention: Joseph M. Harenza
Facsimile No.: 610-376-5610
E-mail: jmh@stevenslee.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 13.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement.

     Section 13.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time and (b) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

     Section 13.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that Pennsylvania law applies to corporations incorporated in Pennsylvania.

     Section 13.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

     Section 13.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 13.09. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 13.10. Entire Agreement. This Agreement, the Registration Rights Agreement and the Voting Trust Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 13.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties (including

Incumbent Directors (other than those designated by Buyer) in accordance with Section 9.02(b)) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

     Section 13.13. Immaterial Breaches. If either party unintentionally fails to comply with a notice or other similar time period provision in this Agreement, such failure does not adversely prejudice the other party in any way and is promptly cured, such failure shall not be deemed to be a breach of such provision.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANCO SANTANDER CENTRAL
HISPANO, S.A.

By:	/s/ Juan Rodriguez Inciarte

	Name:	Juan Rodriguez Inciarte
	Title:	Director General

SOVEREIGN BANCORP, INC.

By:	/s/ Jay S. Sidhu

	Name:	Jay S. Sidhu
	Title:	Chairman, President & CEO